                                                        Exhibit Number (10)(xxx)
                                                        To 1998 form 10-K

AGREEMENT

between

FISERV SOLUTIONS, INC.
255 Fiserv Drive
Brookfield, WI  53045-5815

and

THE NORTHERN TRUST COMPANY
50 South LaSalle Street
Chicago, IL  60675-0002


Date:

     PAYMENTS SYSTEM SERVICES AGREEMENT ("Agreement") dated as of October [20], 1998 ("Agreement Date"), by and between THE NORTHERN TRUST COMPANY ("Northern Trust"), an Illinois banking corporation, and FISERV SOLUTIONS, INC. ("Fiserv"), a Wisconsin corporation.

W I T N E S S E T H:

     WHEREAS, based on the proposal presented by Fiserv to Northern Trust on September 25, 1998, Northern Trust and Fiserv have engaged in extensive negotiations, discussions and due diligence culminating in the relationship described in this Agreement;

     WHEREAS, based on such proposal, Northern Trust desires to outsource its payments processing business to Fiserv pursuant to the terms hereof;

     WHEREAS, in connection with the foregoing transaction, Northern Trust desires to transfer to Fiserv certain assets used or useful in the conduct of the payments processing business in exchange for cash pursuant to the terms hereof; and

     WHEREAS, Fiserv intends to perform the services described in this Agreement reflecting appropriate new technologies for providing such services.

     NOW, THEREFORE, Fiserv and Northern Trust agree as follows:

ARTICLE 1.  DEFINITIONS.


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     The following defined terms have the meanings specified in the Agreement portion indicated below:

TERM                                        DEFINED IN

Agreement                                   Heading
Agreement Date                              Heading
Assets                                      Section 13.1
Change Control Procedures                   Section 4.3
Change(s)                                   Section 4.1
Completion Data                             Section 3.3
Conclusion Date                             Section 27.1
Contract Year                               Section 2.2
Conversion                                  Section 3.3
Conversion Period                           Section 3.3
Credits                                     Section 31.4
Critical Services                           Section 18.1
Data Tapes                                  Section 17.6
Designated Fees                             Section 19.1
Designated Services                         Section 3.1
Designated Service Levels                   Section 5.1
Developed Software                          Section 11.2
Disaster                                    Section 18.1
Disaster Recovery Plan                      Section 18.1
Discloser                                   Section 22.2
Effective Date                              Section 2.1
Estimated Additional Fees                   Section 19.1
Estimated Designated Fees                   Section 19.1
Estimated Fees                              Section 19.1
Estimated Out-of-Pocket Expenses            Section 19.1
Fees                                        Section 19.4
Fiserv                                      Heading
Fiserv 401(k) Savings Plan                  Section 16.7
Fiserv Acquired Services                    Article 14
Fiserv Agent(s)                             Section 9.3
Fiserv Benefits Plans                       Section 16.6
Fiserv Credits                              Section 31.3
Fiserv Health Benefits Plan                 Section 16.8
Fiserv Information                          Section 22.1
Fiserv Project Manager                      Section 9.1
Fiserv Proprietary Software                 Section 11.3
Fiserv Software                             Section 11.3
Fiserv Systems                              Section 7.1


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Fiserv Third Party Software                 Section 11.3
Force Majeure Event                         Section 18.2
General Assignment                          Section 13.1
Hearing                                     Section 29.3
Implementation Consents                     Section 12.1
Improved Technology                         Section 3.4
Indemnifying Party                          Section 30.3
Indemnitee                                  Section 30.3
Information                                 Section 22.1
Initial Term                                Section 2.1
Insured Dependent(s)                        Section 16.8
Losses                                      Section 30.1
Management Committee                        Section 10.2
Minimum Employment Period                   Section 16.5
New Service(s)                              Section 4.1
New Service Fees                            Section 19.4
New Service Levels                          Section 5.2
New Services Schedule                       Section 4.1
Northern Trust                              Heading
Northern Trust Benefit Plans                Section 16.6
Northern Trust Credits                      Section 31.4
Northern Trust Data                         Section 17.3
Northern Trust Health Benefits Plan         Section 16.8
Northern Trust Information                  Section 22.1
Northern Trust Project Manager              Section 9.2
Northern Trust Proprietary Software         Section 11.1
Northern Trust Retained Agreements          Section 3.2
Northern Trust Retained Responsibilities    Section 3.2
Northern Trust Software                     Section 11.1
Northern Trust Systems                      Section 7.2
Northern Trust Third Party Software         Section 11.1
Problem                                     Section 10.5
Project Managers                            Section 9.2
Proposal                                    Section 4.1
Recipient                                   Section 22.1
Reconstruction Costs                        Section 32.17
Renewal Term(s)                             Section 2.2
Report(s)                                   Section 17.1
Required Change                             Section 21.1
Required Consents                           Section 12.3
Residuals                                   Section 22.3
Retained Responsibilities Service Levels    Article 14
Securities                                  Section 32.17


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Service Levels                              Section 5.2
Service Location(s)                         Section 6.1
Services                                    Section 4.1
Software                                    Section 11.3
Start Date                                  Section 16.3
Systems                                     Section 7.2
Taxes                                       Article 20
Term                                        Section 2.2
Termination Assistance Period               Section 27.1
Termination Assistance Services             Section 27.1
Termination Consents                        Section 12.2
Termination for Convenience                 Section 25.1
Termination Losses                          Section 26.3
Termination Reasons                         Section 16.5
Third Party Resources                       Section 15.2
Third Party Resources Agreements            Section 15.2
Third Party Resources Invoice(s)            Section 15.4
Transitioned Employee(s)                    Section 16.2
Transition Period                           Section 16.1
Yearly Damage Cap                           Section 31.1


ARTICLE 2.  TERM

     2.1 Initial Term. The initial term of this Agreement shall commence on November 1, 1998 ("Effective Date") and shall continue until midnight Central Time on the last business day of October, 2008 ("Initial Term"), unless terminated earlier pursuant hereto.

     2.2 Renewal Term. Upon Initial Term expiration, this Agreement shall automatically renew for three successive three-year terms (collectively, "Renewal Terms"; each, a "Renewal Term") unless terminated (1) earlier pursuant to Article 25; or (2) by either party upon at least 365 days' written notice to the other prior to Initial Term expiration or any Renewal Term expiration. (Initial Term and Renewal Terms collectively, "Term,") (each 12-month period commencing on the Effective Date during the Term, a "Contract Year".)


ARTICLE 3.  DESIGNATED SERVICES.

     3.1 Designated Services. Fiserv shall provide Northern Trust and its designated affiliates the payments system processing services, including encoding, check


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processing, controlled disbursement processing and advising, account reconcilement, statement rendition, totaling, verification, and sorting services, return item processing, investigations, hardware, software, software maintenance, software development, and related services performed in the ordinary course by Northern Trust prior to the Effective Date (a) listed in
Exhibit 3.1; and (b) otherwise identified in this Agreement as being part of the designated services (collectively, "Designated Services"). Except for Northern Trust Retained Responsibilities, Fiserv shall assume full responsibility, including financial responsibility, for managing, administering, operating, and maintaining Northern Trust Service Locations, Northern Trust Systems, Northern Trust Software, and such other resources mutually agreed by the parties. Except as otherwise provided herein, Fiserv shall be the exclusive provider for Northern Trust with respect to accounts held by Northern Trust, its successors, and assigns of (i) Designated Services as such Designated Services were performed by Northern Trust immediately prior to the Effective Date; and (ii) any increases in volume of such Designated Services resulting from acquisition or otherwise with respect to accounts held by Northern Trust. Affiliates of Northern Trust may at their option and upon 60 days' notice to Fiserv during the term hereof, elect to use Fiserv for the provision of payments processing services on the same term and conditions as described herein, taking account of the fact that differing Services may need to be provided to such affiliates, upon such terms as may be mutually agreeable to the parties at such time. In such case, such affiliate will become an additional signatory to this Agreement.

     3.2 Northern Trust Retained Services. Northern Trust shall have responsibility for (1) services described in Article 14 and such ancillary services in support of Designated Services as were performed by Northern Trust as of the Effective Date (respectively, "Northern Trust Retained
Responsibilities" and "Fiserv Acquired Services"); and (2) pursuant to Article 15, agreements identified in Exhibit 15.2 ("Northern Trust Retained Agreements").

     3.3 Conversion. Commencing on the Effective Date and continuing until the date specified in Exhibit 3.3A ("Completion Date"), Fiserv shall convert the systems and data described in Exhibit 3.3A in accordance with the conversion plan set forth in Exhibit 3.3A ("Conversion;" the period commencing on the Effective Date until the Completion Date, "Conversion Period"). During the Conversion Period, (1) Fiserv shall provide Northern Trust with monthly reports on its progress in the format indicated in Exhibit 3.3B, and (2) Fiserv shall provide the Management Committee with regular reports of its progress.

     3.4 Improved Technology. Fiserv shall use reasonable efforts to provide Northern Trust access to, for Northern Trust's evaluation and testing, new information technology developments relating to the financial and information services industries, relating to Designated Services ("Improved Technology"), providing such access is not


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inconsistent with Fiserv's obligations of confidentiality to any unaffiliated third party. All fees and expenses associated with such evaluation and testing shall be borne by the parties as mutually agreed by the parties. Fiserv shall use reasonable efforts to adopt and implement at its cost any Improved Technology that becomes the industry standard for leading technology banking service institutions serving the large corporate market; provided however, that nothing herein shall be understood to mean that any Improved Technology proposed or implemented by Fiserv may not be a New Service hereunder, which New Service is governed by the provisions of Section 4.1 hereof. In addition, to the extent not inconsistent with Fiserv's obligations of confidentiality to any unaffiliated third party, Fiserv shall meet with Northern Trust at least once during every 180 day period to inform Northern Trust of any Improved Technology related to any item or information processing or imaging technology Fiserv is developing, or is considering developing, or is otherwise aware of, that relates to either the financial or information services industries. In general Fiserv covenants and agrees to use reasonable efforts to remain current with respect to new information technology developments relating to the Designated Services, such as investing in new hardware for image based item processing. Notwithstanding the foregoing but in furtherance thereof, the Management Committee shall adopt a plan each year for implementing Improved Technology. Compliance with the plan shall create a strong presumption that Fiserv's agreements with respect to Improved Technology contained in this Section 3.4 have been fully carried out.

     3.5 Financial Reports and Other Information. Fiserv shall provide Northern Trust within (1) 90 days after Fiserv, Inc.'s fiscal year end, copies of Fiserv Inc.'s audited balance sheet and related audited statements of income, shareholders' equity, and cash flow, together with the notes, if any, relating thereto; and (2) 45 days after each of Fiserv Inc.'s quarter ends, copies of Fiserv, Inc.'s unaudited quarterly financial statements. The foregoing shall be prepared in accordance with generally accepted accounting principles.

     3.6 Joint Verification. During the 180-day period after the Effective Date, Northern Trust and Fiserv each reserve the right to validate costs (as measured, calculated, and defined by Northern Trust during 1998), volume, composition, and service levels of Designated Services against the information set forth in Exhibit 3.1, Exhibit 5.1 and Exhibits 14A and 14B hereof. If any such information is inaccurate or incomplete, unless the parties otherwise agree, an equitable adjustment to the terms of this Agreement shall occur, as mutually agreed by the parties; provided, however, that no such adjustment shall be required with respect to inaccurate or incomplete information that has a de minimis financial effect.

     3.7 Fiserv Proposals. Fiserv may from time to time propose that Fiserv perform services outside the scope of Services. At Fiserv's expense, any such proposal shall be submitted by Fiserv to Northern Trust for consideration and shall include the applicable terms, conditions, and fees, with an explanation of Fiserv's actual business case and a proposed business case justification on behalf of Northern Trust in respect of


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such proposal.


ARTICLE 4.  REQUIRED SERVICES AND CHANGES

     4.1 Required Services. Northern Trust may from time to time request that Fiserv perform services related to payments system processing (1) either in addition to or outside the scope of Designated Services; and (2) that require resources other than those required for performance of Designated Services or require additional start-up expenses not otherwise required for the performance of Designated Services, including (a) certain Software modifications; and (b) additions to a Designated Service ("New Services"), (New Services and Designated Services collectively, "Services")or (3) that materially change the (a) Systems;
(b) the manner in which the Services are provided, delivered, or measured; (c) Services composition; or (d) Software ("Changes"). Fiserv agrees to provide 10,500 hours of maintenance, programming and consulting services per Contract Year with respect to New Services and/or Changes ("Required Services"), pursuant to the Management Committee's Required Services annual budget required by
Section 10.2 hereof. Each annual budget for Required Services shall also include quarterly budgeting of the projects and hours to be spent upon such projects for each such quarter. The parties shall use their reasonable efforts to assure that all projects involving Required Services are completed without material variation from the time budgeted for such projects in the annual and quarterly budgets. At the end of every quarter, any amount of hours budgeted for Required Services for such quarter, other than immaterial amounts, shall not be carried over to the budget for Required Services for any subsequent quarter. If any proposed New Service is not a Required Service, which budget shall be in the form contained in Exhibit 4.1A hereto, Fiserv shall prepare and provide the Management Committee with a proposal in respect of such proposed New Service requested containing, at a minimum, (i) the time frame for delivery or performance of such New Service; (ii) if applicable, a description of such New Service's scope and functionality; (iii) fees to be paid with respect to such New Service ; and (iv) to the extent applicable, an estimate of the resource requirements necessary to develop and implement such New Service (each, a Proposal"). If (i) Northern Trust elects to have Fiserv perform such New Service not as a Required Service or (ii) both parties agree to a New Service after all the hours for Required Services for the Contract Year have been budgeted, Northern Trust and Fiserv shall execute an amendment to this Agreement in substantially the form set forth in Exhibit 4.1B for a New Service (a "New Services Schedule"). Northern Trust and Fiserv shall each respectively perform its responsibilities as required in the applicable New Services Schedule related to any New Service. Fiserv shall perform all Required Services without fees or other compensation in addition to the basic fees hereunder for performing Designated Services.

     4.2 Changes. Subject to Section 4.1 hereof, Fiserv may propose to Northern Trust changes to any Services. A proposal shall contain, at a minimum,
(i) the time


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frame for delivery or performance of the Change; (ii) if applicable, a description of the Change's scope and functionality; (iii) fees to be paid with respect to the Change; and (iv) to the extent applicable, an estimate of the resource requirements necessary to develop and implement the Change. If Northern Trust agrees to the proposed Change, both parties shall execute an amendment to this Agreement in substantially the form set forth in Exhibit 4.1B.

     4.3 Change Control Procedures. The parties shall agree on Change Control Procedures within 90 days of the date hereof, in written form ("Change Control Procedures"). Fiserv shall (1) schedule all projects and Changes so as not to unreasonably interrupt Northern Trust's business operations; (2) provide Northern Trust a monthly schedule for ongoing and planned Changes for the next 60 day period; (3) monitor and report the status of Changes against the applicable schedule; and (4) document and provide Northern Trust notice of all material Changes performed on a temporary basis to maintain Services continuity. Any changes to Change Control Procedures must contain the approval of each of Northern Trust and Fiserv.

     4.4 Fiserv shall provide Northern Trust with monthly reports of the status of its progress in implementing Required Services and Changes.

ARTICLE 5.  SERVICE LEVELS.

     5.1 Designated Service Levels. As of the Effective Date, Fiserv shall provide Designated Services at or better than the levels of service set forth in
Exhibit 5.1, which Northern Trust represents and warrants are the corresponding levels of service as of the Effective Date (collectively, "Designated Service Levels"). Exhibit 5.1 shall designate the service levels which have client impact. Failure to meet those service levels will result in Fiserv paying Northern Trust in the form of Fiserv Credits, in the case of Designated Services performed by Fiserv hereunder, or Northern Trust will pay Fiserv in the form of Northern Trust Credits, in the case of Fiserv Acquired Services, all as described in Sections 31.3 and 31.4 hereof.

     5.2 New Service Levels. Fiserv shall provide New Services at levels equal to or better than the levels of service (1) specified in the New Services Schedule; or (2) otherwise mutually established by Northern Trust and Fiserv (collectively, "New Service Levels;" Designated Service Levels and New Service Levels collectively, "Service Levels").

     5.3 Service Levels Adjustment. Every six months, the Management Committee shall review Service Levels for the preceding 6-month period. In respect of any Service Levels that require periodic adjustment or that are no longer appropriate because of a Change or technology that has been implemented to change or enhance Services, the Management Committee may recommend that such Service Levels be


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adjusted for the subsequent Contract Year, and, upon mutual agreement of the parties hereto, such Service Levels shall be adjusted with expenses related thereto paid as mutually agreed. In addition, either Northern Trust or Fiserv may, at any time upon notice to the other party, initiate negotiations to review and adjust any Service Levels that such party in good faith believes are inappropriate at the time.

     5.4 Service Reports. Fiserv shall provide Northern Trust with monthly reports in respect of Service Levels set forth in Exhibit 5.1, and any New Service Levels described in Section 5.2.

     5.5 Float Policy. The Float Policy Fiserv shall observe in performing the Designated Services shall be as set forth in Exhibit 5.5.

ARTICLE 6.  SERVICE LOCATIONS AND RELATED PROCEDURES.

     6.1 Service Locations. Fiserv and Northern Trust covenant and agree that they shall use reasonable efforts to relocate the main unit for provision of the Services out of the Northern Trust's Operations Center at 801 South Canal Street as promptly as practicable, to another location in the downtown Chicago area. Fiserv shall continue to lease space at 801 South Canal Street until such relocation has occurred. The terms and conditions, including fees, applicable to Fiserv's lease shall be specified in Exhibit 6.1A. Fiserv shall have the right to replace a Northern Trust Service Location with another service location selected by Fiserv, provided such new Service Location shall be operationally suitable to provision of Designated Services and is consented to in writing by Northern Trust. Northern Trust shall be permitted access to any locations used by Fiserv to perform the Services ("Service Locations") at all times and subject to any reasonable notice, security and confidentiality procedures in effect at such Service Location. Such access shall be for the purpose of auditing and verifying that the facility is in first-class operating condition and that work rules (including reasonable dress codes and satisfactory security procedures) are being enforced by on-site management. Fiserv specifically covenants and agrees that all such facilities will be maintained appropriately during normal business hours for tours by clients and prospective clients. Full access will also be provided so that banking regulators shall be allowed to examine all aspects of applicable laws and regulations, including, without limitation, Fiserv's data and system security.

     6.2 Facilities Security Procedures. Fiserv shall implement, maintain, and enforce reasonable environmental and physical security standards and procedures at each Service Location.

     6.3 Data and Systems Security. Fiserv shall (1) implement, maintain, and enforce data and systems security in respect of Fiserv Systems; and (2) maintain and enforce in respect of (a) Northern Trust Systems that Fiserv is responsible for as part of

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Designated Services; and (b) Northern Trust Data, in each case on-line security standards and procedures at least as rigorous as those in effect at Northern Trust Service locations as of the Effective Date.

     6.4 Lockbox Operation. The parties hereto shall facilitate the relocation, at Northern Trust's option and, if Northern Trust elects to pursue such relocation, at Northern Trust's expense, of Northern Trust's lockbox operations out of the Canal Center and to the main site for Fiserv's check processing operations for Northern Trust pursuant to this Agreement, at such time as Fiserv moves the payments processing unit out of such facility. Fiserv shall provide such space at cost in the new facility. The lockbox operation, which is under Northern Trust's ownership and control, may be moved to facilitate its continued functioning. Northern Trust shall notify Fiserv of its election concerning relocation of the lockbox operation prior to Fiserv finalizing arrangements for its new facility. Fiserv shall notify Northern Trust just prior to its finalizing such arrangements so that Northern Trust may make the foregoing election.



ARTICLE 7.  SYSTEMS.

     7.1 Fiserv Systems. Except as provided in Article 11, any systems and related documentation and procedures and any modifications or enhancements to such systems or related documentation or procedures designed, developed, owned, acquired, or licensed by Fiserv or any of its affiliates related to Services ("Fiserv Systems") shall be the exclusive property of Fiserv or its third party licensor or lessor, as the case may be. Fiserv shall maintain Fiserv Systems in good working order, to the reasonable satisfaction of Northern Trust. Fiserv shall also maintain in good working order the interfaces the Fiserv Systems have with any systems, software or devices of Northern Trust. Fiserv will also cooperate with establishing and maintaining any interfaces it might have with third parties in providing the Services. Except as otherwise provided hereto, Northern Trust shall have no rights to or interests in Fiserv Systems.

     7.2 Northern Trust Systems. Except as provided in Article 11, any systems and related documentation or procedures and any modifications or enhancements to such systems or related documentation or procedures designed, developed, owned, acquired, or licensed by Northern Trust or any of its affiliates related to Services ("Northern Trust Systems") shall be the exclusive property of Northern Trust or its third party licensor or lessor. Fiserv shall have no rights to or interests in Northern Trust Systems. (Fiserv Systems and Northern Trust Systems collectively, "Systems".) Fiserv shall maintain in good working order and shall not injure or compromise in any material way the portion of Northern Trust Systems that Fiserv uses or with which Fiserv interfaces in order to provide Services.

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ARTICLE 8.  OMITTED INTENTIONALLY


ARTICLE 9.  PROJECT TEAM.

     9.1 Fiserv Project Manager. Fiserv shall appoint an individual who shall be in charge of implementing Services at Service Locations ("Fiserv Project Manager"). The initial Fiserv Project Manager shall be Mr. Kenneth P. True.

     9.2 Northern Trust Project Manager. Northern Trust shall appoint an individual who shall be in charge of working with the Fiserv Project Manager related to Fiserv's implementing Services at Service Locations ("Northern Trust Project Manager"). The initial Northern Trust Project Manager shall be Mr. John Van Pelt. (The Fiserv Project Manager and Northern Trust Project Manager collectively, "Project Managers").

     9.3 Conduct of Fiserv Employees and Agents. While at Northern Trust Service Locations, Fiserv's employees, agents, contractors, and subcontractors (collectively, "Fiserv Agents") shall (1) comply with reasonable Northern Trust requests, rules, and regulations regarding personal and professional conduct (including the wearing of a particular uniform or business attire, identification badge or adhering to general security procedures) generally applicable to such Northern Trust Service Locations; (2) adhere to Northern Trust security procedures; and (3) otherwise conduct themselves in a businesslike manner.

     9.4 Fiserv Employment Policies. Fiserv shall exercise due care and diligence in the selection and training of Fiserv Agents and shall take reasonable steps to assure that Services are provided only by persons who have not been convicted of a job-related criminal offense involving violence, dishonesty or any breach of trust. Fiserv shall include language on its employment application or in its subcontracts requiring prospective Fiserv Agents to attest to not having been so convicted. Each Fiserv Agent involved in providing Services shall be bondable and covered by the insurance required under
Section 32.17. Fiserv will not discriminate against any of its employees or applicants for employment because of age, race, color, religion, sex, national origin, ancestry, disability, handicap, or veteran status or any other basis prohibited by applicable federal, state or local law, and will comply with all applicable requirements of the equal opportunity and affirmative action clauses set forth in Executive Order 11246 (applicable to subcontractors), as amended, in the regulations of the Department of Labor implementing the Vietnam Era Veterans Readjustment Act of 1974, and in the Rehabilitation Act of 1973, as amended, which, together with the implementing rules and regulations prescribed by the Secretary of Labor, are incorporated in this Agreement by reference.

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ARTICLE 10.  MANAGEMENT AND CONTROL.

     10.1 Management Meetings. Monthly meetings of the Management Committee shall be held at a designated site or by conference call or video conference, as may be agreed by the members of the Management Committee to (a) review Fiserv's performance of Services; (b) resolve disputes arising pursuant to this Agreement; (c) track progress of special projects; and (d) coordinate and plan for any new hardware or software acquisitions, or the provision of New Services or Changes.


     10.2 Management Committee. Within 10 days of the Effective Date, Northern Trust shall appoint 3 members of its management staff, and Fiserv shall appoint 3 members of its management staff to serve on a management committee ("Management Committee"). Once every Contract Year, the Management Committee shall designate one of its members to act as chairman. The first Contract Year, the chairman shall be one of the Northern Trust members; the second Contract Year, a Fiserv member; and shall continue to alternate each Contract Year. The Management Committee shall be authorized and responsible for (1) generally overseeing the performance hereof; (2) making recommendations relating to the achievement of Northern Trust strategic and tactical objectives in respect of the establishment, budgeting, and implementation of Northern Trust's priorities and plans for payments system processing and communications relating thereto;
(3) monitoring and resolving disagreements regarding the provision of Services and Service Levels; and (4) approving an annual budget for the Required Services described in Section 4.1 hereof, and monitoring performance thereunder. Progress with respect to such Required Services budget shall be followed in a report not less than monthly which shall be one of the reports listed on Exhibit 17.1 hereof. The Management Committee shall identify major enhancements annually and determine which of those will be part of the Required Services for the year.

     10.3 Management Committee Direction. Each party shall abide by the directions and plans of the Management Committee. The management process agreed to by the parties hereto shall be as described in Exhibit 10.3 hereto.

     10.4 Other Fiserv Projects. Any Fiserv contract or project proposed to be entered into after the Effective Date with a party other than Northern Trust or its affiliates that anticipates using the Transferred Assets or the former Northern Trust employees working in the payment processing unit in connection with such contract or project shall be pre-approved by a majority of the Management Committee.

     10.5 Problem Notification. In the event Fiserv becomes aware (either through notification by Northern Trust or otherwise) of a Systems, software, or Services event, occurrence, error, defect, or malfunction that Fiserv reasonably believes would materially

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affect any of the Designated Services (each, a "Problem"), Fiserv shall promptly notify the Northern Trust Project Manager or designated alternate of such Problem. Fiserv shall treat such Problem as a priority and work diligently to avert any adverse effect such Problem may have on the Services. If the Problem is not corrected within 24 hours, Fiserv shall devote sufficient increased resources to either treat the Problem or provide a work around acceptable to Northern Trust. If the Problem has not been treated within two days, Fiserv shall pay damages to Northern Trust as determined by the Management Committee, with such damages to be governed pursuant to the provisions of this Agreement.
If more than one Problem arises or occurs at one time, the Northern Trust
Project Manager shall determine and inform Fiserv promptly as to the order of priority in which such Problems shall be addressed and resolved.

     10.6 Infiteq Alliance. Fiserv shall fund Northern Trust's membership in this program.


ARTICLE 11.  SOFTWARE.

     11.1  Northern Trust Software.

     (1) Subject to Article 12 hereof, Northern Trust hereby grants Fiserv during the term hereof, a non-exclusive, non-transferable right to have access to and to (a) operate and use as required to provide Services (i) Northern Trust proprietary software operated and used by Transition Employees or other Northern Trust employees prior to the Effective Date related to Designated Services, including the proprietary software listed in Exhibit 11; and (ii) to the extent mutually agreed, any Northern Trust proprietary software acquired by Northern Trust after the Effective Date for use related to Services (collectively, "Northern Trust Proprietary Software"); (b) operate and use as required to provide Services (i) the software licensed or leased by Northern Trust from a third party operational prior to the Effective Date related to Designated Services, including the licensed or leased software listed in Exhibit 11; and
(ii) to the extent agreed upon by the parties, any software licensed or leased by Northern Trust from a third party after the Effective Date for use related to Services (collectively, "Northern Trust Third Party Software"); and (c) use any documentation related to Northern Trust Proprietary Software or Northern Trust Third Party Software in Northern Trust's possession on or after the Effective Date ((a), (b) and (c) collectively, "Northern Trust Software"). Northern Trust Software shall be the exclusive property of Northern Trust or its third-party licensor, and Fiserv shall have no rights to or interests in Northern Trust Software, except as described in this Section 11.1. Subject to Section 10.4, Fiserv may use the Northern Trust Software to provide services for any entity during the term of this Agreement. Nothing herein shall in any way affect Northern Trust's rights to the Northern Trust Software, which except as specifically described herein, remains absolute. Upon expiration or termination of this Agreement and upon payment by Fiserv to Northern Trust of the then current licensing

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fee, if any (so long as the licensing fee is no higher than the amount charged to any other non-affiliated third party), Northern Trust shall deliver to Fiserv a copy of, and hereby grants, or shall cause to be granted to Fiserv, for so long as Fiserv is obligated to provide services to third parties under existing agreements, a non-exclusive, non-transferable license to use and operate, and to sublicense to a third party to have access to, operate, and use Northern Trust Software and Developed Software. Upon the expiration or termination of (i) this Agreement; and (ii) the license granted in the preceding sentence, the rights granted to Fiserv in this Section 11.1 shall immediately revert to Northern Trust.

     (2) Fiserv may sublicense to Fiserv Agents (each of whom must be specifically approved by Northern Trust) the right to have access to, operate, and use Northern Trust Software to the extent set forth in Section 11.1(1) and as may otherwise be mutually agreed.

     (3) Upon expiration or termination of this Agreement for any reason, Fiserv shall provide Northern Trust with all extant copies in its possession of Northern Trust Software.

     (4) Fiserv shall not reverse engineer or decompile Northern Trust Software.

     11.2 Developed Software. Except as otherwise provided as part of a New Services Schedule in accordance with Article 4, (1) any enhancements or modifications to the Northern Trust Software shall be and shall remain the exclusive property of Northern Trust or the applicable third party licensor ("Developed Software"). Fiserv shall provide Northern Trust with documentation and source code for all Developed Software at the time the Developed Software goes into use. (2) In consideration of the payments made by Northern Trust, Fiserv hereby assigns to Northern Trust all right, title, and interest in Developed Software. (3) Northern Trust hereby grants to Fiserv during the term hereof, or until earlier termination, a non-exclusive, non-transferable right to have access to, operate, and use Developed Software. (4) Fiserv may sublicense to Fiserv Agents (each of whom shall be specifically approved by Northern Trust) the right to have access to, operate, and use Developed Software during the term of this Agreement and for so long thereafter as Fiserv is obligated to furnish services to third parties under existing agreements. (5) Upon expiration or termination of this Agreement for any reason, Fiserv shall deliver to Northern Trust all extant copies in its possession of Developed Software.

     11.3 Fiserv Software. (1) All software and related documentation (a) (i) owned by Fiserv prior to the Effective Date or that Fiserv acquires ownership after the Effective Date, which is used related to Services, including software listed in Exhibit 13A; or (ii) developed by Fiserv after the Effective Date that is not Developed Software (collectively, "Fiserv Proprietary Software"); or (b) licensed or leased from a third party by Fiserv prior to or after the Effective Date that is used related to Services, including software listed in

Exhibit 13A ("Fiserv Third Party Software") ((a) and (b) collectively, "Fiserv Software") shall be the exclusive property of Fiserv or its third-party licensor, and Northern Trust shall have no rights to or interests in Fiserv Software except as described in this Section 11.3. (2) Fiserv shall operate and use Fiserv Software related to Services to provide the Designated Services at no additional cost to Northern Trust other than as expressly provided in this Agreement. (3) Northern Trust may sublicense to Northern Trust Agents (each of whom shall be specifically approved by Fiserv) the right to have access to, operate and use Fiserv Software. Upon expiration or termination of this Agreement and upon payment by Northern Trust to Fiserv of the then current licensing fee, if any (so long as the licensing fee is no higher than the amount charged to any other non-affiliated third party), Fiserv shall deliver to Northern Trust a copy of, and hereby grants, or shall cause to be granted to Northern Trust, a non-exclusive, non-transferable license to use and operate, and to sublicense to a third party to have access to, operate, and use Fiserv Software. Upon the expiration or termination of (i) this Agreement; and (ii) the license granted in the preceding sentence, the rights granted to Northern Trust in this Section 11.3 shall immediately revert to Fiserv. (Northern Trust Software, Developed Software, and Fiserv Software collectively, "Software.")

ARTICLE 12.  REQUIRED CONSENTS.

     12.1 Implementation Consents. Northern Trust shall use its commercially reasonable efforts to obtain all consents, approvals, authorizations, notices, requests, and acknowledgments necessary to allow Fiserv and Fiserv Agents to use Northern Trust Software and Northern Trust Systems in order to provide Services to Northern Trust ("Implementation Consents").

     12.2 Termination Consents. Fiserv shall use its commercially reasonable efforts to obtain all consents, approvals, authorizations, notices, and acknowledgments necessary to allow Northern Trust and Northern Trust Agents to continue to use Fiserv Software and Fiserv Systems, and to allow Fiserv to assign or transfer third party agreements to Northern Trust pursuant to Article 28(4), upon expiration or termination of this Agreement for any reason ("Termination Consents"). The costs of obtaining the Termination Consents shall be the responsibility of the party or parties as set forth below:

     (1) in the event of a termination of this Agreement pursuant to Section 25.1, the costs of obtaining the Termination Consents shall be paid by Northern Trust; and

     (2) in the event of a termination of this Agreement pursuant to Section 25.2, the costs of obtaining the Termination Consents shall be paid by the defaulting party.

     12.3 General Obligations. Each party shall cooperate with and, at the other's request, assist it in obtaining Implementation Consents and Termination Consents (collectively, "Required Consents"). Fiserv and Northern Trust shall each use commercially reasonable efforts to mitigate the expense of obtaining
Required Consents. In the event a party is unable to obtain any Required Consents, the parties shall cooperate with each other in implementing a reasonable work around.


ARTICLE 13.  ASSETS TRANSFERRED.

     13.1 Assets Transferred. On the Closing Date (as hereinafter defined), Fiserv shall purchase from Northern Trust the assets specified in Exhibit 13A ("Assets"). The purchase price of each of the Assets shall be the net book value of the Asset, as reflected on the books of Northern Trust. In addition, Fiserv shall be responsible for and shall pay all sales, use, and other similar taxes related to such transfer. On or before December 31, 1998 or such other date as the parties may mutually agree (the "Closing Date"), Northern Trust shall assign and transfer to Fiserv good title to Assets free and clear of all liens by delivery of (1) a General Assignment and Bill of Sale in the form of Exhibit 13B ("General Assignment"), duly executed by each of Northern Trust and Fiserv; and
(2) such other good and sufficient instruments of conveyance, assignment, and transfer to be prepared by Fiserv, in form and substance reasonably acceptable to Northern Trust, as shall be effective to vest good and marketable title to Assets in Fiserv. From and after the Effective Date, until the Closing Date, Fiserv shall lease from Northern Trust the Assets, for a rental payment equal to the book value depreciation of such Assets from and after the Effective Date to and including the Closing Date.

     13.2 Joint Verification. During the six-month period following the Effective Date, Northern Trust and Fiserv each reserve the right to inventory and validate the information set forth in Exhibit 13A. If any such information should prove to be inaccurate or incomplete, an equitable adjustment to the terms of this Agreement shall occur, as mutually agreed by the parties; provided, however, that no such adjustment shall be required with respect to inaccurate or incomplete information that has a de minimis financial effect.


ARTICLE 14.  NORTHERN TRUST RETAINED RESPONSIBILITIES AND ACQUIRED SERVICES.

     Unless provided by Fiserv as a New Service, Northern Trust shall be responsible for the services set forth in Exhibit 14A, which shall be performed at the respective service levels set forth in Exhibit 5.1 ("Retained Responsibilities Service Levels"). Fiserv shall acquire the services and at the cost listed on Exhibit 14B from Northern Trust ("Fiserv Acquired Services"). The Parties by mutual agreement may also add to the list of Fiserv Acquired Services, and designate associated costs of such services, on Exhibit 14B hereafter.

ARTICLE 15.  THIRD PARTY CONTRACTS


     15.1 Transferred Contracts. On the Effective Date, Northern Trust shall transfer or assign Fiserv the agreements, including all rights and responsibilities thereunder, for assets and facilities leased or licensed by Northern Trust or an affiliate and third party services identified in Exhibit
15.1. During the six-month period following the Effective Date, Northern Trust and Fiserv each reserve the right to inventory and validate the information set forth in Exhibit 15.1. If such information should prove to be inaccurate or incomplete, an equitable adjustment to the terms of this Agreement shall occur, as mutually agreed by the parties; provided, however, that no such adjustment shall be required with respect to inaccurate or incomplete information that has a de minimis effect.

     15.2 Fiserv Administration. Except as provided in Section 15.6, Fiserv shall be responsible, as of the Effective Date, for managing (including paying any fees or expenses due under such agreements to Northern Trust or the applicable third party vendor, as the case may be), administering, and maintaining agreements for assets and facilities leased or licensed by Northern Trust or an affiliate and third party services that Northern Trust has not assigned to Fiserv pursuant to Section 15.1 and that are (1) identified in
Exhibit 15.2; (2) reasonably necessary to provide Designated Services to Northern Trust; and (3) retained by Northern Trust or an affiliate in Northern Trust's or such affiliate's name ("Third Party Resources"). Fiserv shall provide Northern Trust with updates to Exhibit 15.2 periodically during the Term. Fiserv shall provide Northern Trust with reasonable notice of any renewal, termination, or cancellation dates and fees in respect of Third Party Resources. Fiserv may, to the extent permitted by the agreements in respect of Third Party Resources ("Third Party Resources Agreements"), modify, terminate, or cancel any such Third Party Resources Agreements. Any modification, termination, or cancellation fees or charges imposed upon Northern Trust related to any such modification, termination, or cancellation shall be paid by Fiserv.

     15.3 Performance Under Third Party Resources Agreements. Northern Trust and Fiserv shall each promptly inform the other of any breach, misuse, or fraud related to any Third Party Resources Agreements of which it becomes aware and shall cooperate with the other party to prevent or stay any such breach, misuse, or fraud. Each party shall pay all amounts due for any penalties or charges (including amounts due to a third party as a result of such party's failure to promptly notify the other party pursuant to the preceding sentence, legal expenses, and other incidental expenses) incurred by such party as a result of such party's performance or nonperformance of its obligations with respect to Third Party Resources Agreements.

     15.4  Third Party Invoices.  Except as otherwise directed by Northern
Trust,

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

Fiserv shall (1) receive all invoices submitted by third parties related to Third Party Resources ("Third Party Resources Invoices"); (2) review and correct any errors in Third Party Resources Invoices in a timely manner; and (3) pay Third Party Resources Invoices prior to the due date. Fiserv shall be responsible for any late fees in respect of Third Party Resources Invoices.

     15.5 Appointment as Agent. To the extent permitted by Third Party Resources Agreements, Northern Trust hereby appoints Fiserv as its sole, limited purpose agent for all matters pertaining to such Third Party Resources Agreements.

     15.6 Northern Trust Retained Responsibilities. Northern Trust shall retain all rights and responsibilities in and to those agreements for assets and facilities leased or licensed by Northern Trust or an affiliate and third party services identified in Exhibit 15.6. Upon Northern Trust's request, and at Northern Trust's expense with Northern Trust's prior approval and solely to the extent such information and cooperation requires resources other than those provided related to Services, Fiserv shall (1) provide Northern Trust with information relating to the agreements identified in Exhibit 15.6; and (2) cooperate as reasonably required by Northern Trust or its affiliates in order for Northern Trust or its affiliates or Northern Trust's or its affiliates' customers to conduct business in the ordinary course.


ARTICLE 16.  HUMAN RESOURCES.

     16.1 Transition Period. Commencing on the Effective Date and continuing through December 31, 1998, ("Transition Period"), Northern Trust shall be responsible for all costs and expenses relating to Transitioned Employees, who are listed on Exhibit 16.1, incurred or accrued prior to the Effective Date. Fiserv shall be responsible for all costs and expenses related to Transitioned Employees incurred or accrued from and after the Effective Date, as described in
Section 16.4 hereof. From the Agreement Date until the Effective Date, Northern Trust shall not, without Fiserv's prior written consent, enter into any new written or oral employment agreement with any Transitioned Employee. Fiserv and Northern Trust shall cooperate during the Transition Period to facilitate salary reviews and appropriate increases for non-officer employees.

     16.2 Transitioned Employees. Fiserv shall take over the employment relationship with respect to those individuals listed in (1) Exhibit 16.1 who are active employees of Northern Trust or its affiliates as of January 1, 1999; and (2) Exhibit 16.2 who are on a granted leave (paid or unpaid) from active employment with Northern Trust (which entailed performing services that are Designated Services hereunder) for reasons (e.g., leave of absence or disability) other than layoff ("Transitioned Employees"), as of the Start Date (as defined in Section 16.3 hereof) for each such Transitioned Employee. Fiserv shall offer each Transitioned Employee for the period on and after the Start Date a comparable position (a) requiring comparable skills and job responsibilities;
(b) with substantially equivalent hours and shifts; and (c) with a title comparable to that held by such Transitioned Employees as of the Effective Date. Such offer shall be for employment at will. Each employment offer shall include
(i) an initial base salary equal to the salary paid to such Transitioned Employee by Northern Trust as of the Effective Date, with such salary to be increased as of the Start Date to compensate for any premium increase such Transitioned Employees may incur when electing comparable medical and/or dental coverage under the 1999 Fiserv plans as compared to the 1999 Northern Trust plans, (ii) additional compensation under rate structures for overtime and shift differential equivalent to Northern Trust rates as of the Effective Date, if any; (iii) an employment designation for such Transitioned Employee to either
(x) the Northern Trust Service Location where the Transitioned Employee performed services as of the Effective Date; or (y) a Service Location within the downtown Chicago area; and (iv) with respect to Transitioned Employees, the benefits package described in Section 16.6 applicable to such Transitioned Employees. Northern Trust shall provide Fiserv with the 1998 salary plan and performance review dates, if any, after the Effective Date for each Transitioned Employee.

     16.3 Hiring Requirements. Fiserv shall hire on the terms and conditions contained in this Article 16 (1) those Transitioned Employees listed in Exhibit
16.1 who transition to Fiserv as of January 1, 1999 and (2) those Transitioned Employees listed in Exhibit 16.2 who accept an offer no later than 30 days after the date they would otherwise be reinstated by Northern Trust in the absence of this Agreement. Transitioned Employees who accept an employment offer with Fiserv shall become Fiserv employees on the Start Date, which shall mean either
(a)January 1, 1999; or (b) with respect to any Transitioned Employee listed in
Exhibit 16.2 who returns to active status with Northern Trust and accepts the Fiserv offer, the later of (i)January 1, 1999; (ii) the Fiserv offer acceptance date; or (iii) the return date to active status. Notwithstanding anything else contained herein, Fiserv shall not have to offer employment to any employee who is not able to start employment with Fiserv by July 1, 1999. Except as provided in Section 16.4, Fiserv shall have no responsibilities with respect to Transitioned Employees who decline employment with Fiserv.

     16.4 Transition Period Responsibilities. During the Transition Period, Transitioned Employees shall perform their duties related to this Agreement under Northern Trust's direction. Fiserv shall reimburse Northern Trust, by applying credits against Designated Fees pursuant to Section 19.9 for an amount equal to 124% of the applicable salary expenses incurred by Northern Trust, together with reimbursing Northern Trust for all shift differentials, overtime, and all associated accrued bonus expense incurred by Northern Trust for Transitioned Employees after the Effective Date.

     16.5 Minimum Employment Period. Those Transitioned Employees who accept an employment offer from Fiserv (1) shall not be terminated by Fiserv prior to

January 1, 1999 ("Minimum Employment Period"); provided, however, that nothing herein shall limit Fiserv's right to modify pay, benefit and terms and conditions of employment, or to terminate a Transitioned Employee's employment for reasons based on cause or unsatisfactory performance or conduct ("Termination Reasons"), to be determined in Fiserv's reasonable discretion; and
(2) may be reassigned during the Conversion Period to a Service Location or any other location in the downtown Chicago area. Notwithstanding the foregoing, if an employee is terminated by Fiserv (other than for Termination Reasons) during the Minimum Employment Period, Fiserv shall pay such employee severance in an amount equal to the greater of (i) the severance benefits payable under any Fiserv severance plan or arrangement applicable to the employee at such time and
(ii) the severance benefits payable to such employee under the applicable Northern Trust severance guidelines as of the Effective Date.

     16.6 Benefits Generally. As of the Start Date for each Transitioned Employee, Fiserv shall provide such Transitioned Employee with coverage under benefit plans, programs, policies, and arrangements maintained by Fiserv for its employees generally ("Fiserv Benefits Plans"), including those set forth in
Exhibit 16.6. Fiserv reserves the right to implement changes in Fiserv Benefit Plans. As of the Start Date for each Transitioned Employee, Fiserv shall provide credit for each Transitioned Employee's service with Northern Trust as such actual service may be recognized for such Transitioned Employee under the benefit plans, programs, policies, and arrangements maintained by Northern Trust for its employees ("Northern Trust Benefits Plans") immediately prior to their Start Date for purposes of eligibility, participation, vesting of, and qualification for benefits under Fiserv Benefits Plans; provided, however, that with respect to Fiserv's sabbatical plan each Transitioned Employee shall be credited with 25% of such Transitioned Employee's actual service with Northern Trust, up to a limit of five years of total credit toward the Fiserv sabbatical plan. In addition, Fiserv shall make available to Transitioned Employees immediate coverage under Fiserv's life insurance and disability plans as of the Transitioned Employee's Start Date, without any waiting period, and Fiserv shall waive application of any preexisting conditions provisions under said plans. Fiserv shall be required to waive such preexisting conditions provisions only for the level of coverage elected at Northern Trust immediately prior to the Transitioned Employee's Start Date, subject to the maximum level of coverage under Fiserv Benefits Plan.

     16.7 401(k) Plan. Each offer to Transitioned Employees shall include participation in the Fiserv 401(k) Savings Plan, subject to Fiserv's 401(k) Savings Plan's eligibility criteria identified in Exhibit 16.6 ("Fiserv 401(k) Savings Plan"); provided, however, that Transitioned Employees' service with Northern Trust set forth in Exhibit 16.1 shall be added to such employees' length-of-service with Fiserv when calculating eligibility and vesting for such Transitioned Employees under the Fiserv 401(k) Savings Plan. Fiserv shall cause the Fiserv 401(k) Savings Plan to accept a direct rollover of cash or the equivalent of the vested account balance under The Northern Trust

Company Thrift-Incentive Plan (other than Northern Trust Corporation Common Stock and after-tax contributions made by a Transitioned Employee) and vested accrued benefit under The Northern Trust Company Pension Plan of each Transitioned Employee wishing to make such a rollover, to the extent permissible under applicable law. Fiserv will provide a one-time 401(k) loan rollover opportunity when distributions from The Northern Trust Company's TIP plan are no longer limited by the "same desk" rule. Northern shall assist Fiserv in the transition of such loans by combining the employee rollover requests for a single submission of all such requests to the administrator of the Fiserv 401(k) Savings Plan at the agreed upon time. Fiserv shall provide Northern Trust with any information that Northern Trust reasonably requests (such as a Transitional Employee's date of termination of employment with Fiserv) to enable Northern to administer The Northern Trust Company Thrift-Incentive Plan in compliance with the requirements applicable to section 401(k) plans under the Internal Revenue Code.

     16.8 Health Benefits. Each offer to Transitioned Employees shall include for such Transitioned Employee and any insured dependents participating in Northern Trust health benefits plan ("Northern Trust Health Benefits Plan"), the ability to participate in the health, dental, and vision benefits package identified in Exhibit 16.6 ("Fiserv Health Benefits Plan") immediately as of the Start Date, without any waiting period. Fiserv shall waive application of any preexisting conditions provision under Fiserv Health Benefits Plan to any Transitioned Employee or covered dependents under such plans ("Insured Dependents") as of the Start Date for each Transitioned Employee provided such Transitioned Employee, or Insured Dependents, are participating in the Northern Trust Health Benefit Plan. Northern Trust shall retain all liability under the Northern Trust Health Benefits Plan with respect to claims incurred by each Transitioned Employee or Insured Dependents prior to the Start Date for such Transitioned Employee. For this purpose, a claim is deemed to have been incurred when the medical or other service giving rise to the claim is performed. In the event any Transitioned Employee or Insured Dependent is hospitalized on or prior to the Start Date for such Transitioned Employee, then to the extent Northern Trust Health Benefits Plan would otherwise have covered hospital-related claims through the date of such individual's discharge, Northern Trust shall be responsible for such claims and Fiserv shall have no liability with respect thereto.

     16.9 Vacation. Fiserv shall provide each Transitioned Employee annual vacation days at the greater of (1) the number of days such Transitioned Employee would be eligible for under Fiserv's vacation policy determined by using aggregate service of such Transitioned Employee at Northern Trust and Fiserv; and (2) the annual vacation allotment that each such Transitioned Employee would have been entitled to receive under the Northern Trust vacation plan as of the Start Date for each Transitioned Employee. Notwithstanding the foregoing, no Transitioned Employee shall receive more than four weeks of annual vacation from Fiserv from and after such time as such employee becomes eligible for a sabbatical under the Fiserv sabbatical plan.

     16.10 Tuition. As of the Start Date, Fiserv shall reimburse Transitioned Employees who meet requirements for reimbursement under Northern Trust's tuition plan for all course work of a Transitioned Employee approved by Northern Trust prior to the Effective Date (1) then in progress; or (2) paid for by the Transitioned Employee, but not yet commenced. The amount of such reimbursement shall be reduced by the amount of any outstanding tuition advance made by Northern Trust to such Transitioned Employee. The amount so reimbursed to a Transitioned Employee by Fiserv shall be repaid to Fiserv by Northern Trust. For each Transitioned Employee who, for any course work approved by Northern Trust prior to the Effective Date, has not submitted completed course work documentation to Northern Trust as of the Start Date, Northern Trust will furnish Fiserv with the approved education memorandum and the amount of all tuition advanced outstanding with respect to such course work. For courses that were approved by Northern Trust prior to the Effective Date, Fiserv shall (a) provide to Northern Trust copies of all required documentation provided by Transitioned Employees of grades received and the bursar's receipt; and (b) promptly notify Northern Trust of any Transitioned Employee who (i) has a tuition advance and leaves employment with Fiserv; or (ii) notifies Fiserv that he or she has not met the requirements for reimbursement. Commencing on the Effective Date and subject to the Transitioned Employee accepting Fiserv's employment offer, Fiserv shall be responsible for (x) approving all courses subject to tuition reimbursement; and (y) with respect to any courses so approved by Fiserv, paying any tuition reimbursement requests in accordance with Fiserv's tuition plan.

     16.11 Human Resource Information. Fiserv and Northern Trust shall provide the other, on a continuing basis without charge, such information regarding Transitioned Employees as reasonably requested in order to permit proper administration of various benefit plans applicable to Transitioned Employees. Northern Trust shall provide Fiserv with the salary, last salary increase date, and amount, shift, shift differentials, job function, date of performance evaluations, health insurance coverage, numbers of supplemental life insurance levels elected under Northern Trust plans (if any), corporate title (if any), and Northern Trust (equated) hire date for each Transitioned Employee who accepts an employment offer with Fiserv pursuant to Section 16.3. The parties hereto acknowledge and agree that all personnel files, with the exception of current discipline documentation and the employee's latest performance appraisal for each of the Transitioned Employees representing their period of employment with Northern Trust are and remain the property of Northern Trust. On or prior to the Start Date, Northern Trust will take possession of such files, and Fiserv specifically covenants and agrees to cooperate in such project.

     16.12 No Hiring. Except as otherwise provided under this Agreement, neither Northern Trust nor Fiserv shall, without the other party's consent, for a period of 24 months after the Effective Date, solicit or hire then-current employees of the other party that (1) performed services under or participated in the negotiations with respect to this

Agreement; and (2) had significant direct contact with the soliciting or hiring party while performing such Services. This restriction shall not apply to any employees who are given employment termination notices by the other party or to persons responding to general, published solicitations of employment.

ARTICLE 17.  REPORTS AND DATA.

     17.1 Reports. Fiserv shall provide Northern Trust those reports (1) prepared by Northern Trust as of the Effective Date; and (2) described in
Exhibit 17.1 (collectively, "Reports"). Reports shall be prepared by Fiserv and provided to Northern Trust according to the schedules set forth in Exhibit 17.1 and in substantially the same form as in effect as of the Effective Date unless otherwise mutually agreed.

     17.2 Inspection of Reports. Northern Trust shall (1) inspect and review Reports; and (2) provide Fiserv with a notice of any errors or inaccuracies in
(a) daily and weekly Reports within 5 days of receipt; and (b) in monthly or other Reports within 10 days of receipt.

     17.3 Northern Trust Data Ownership. All data and information, including checks, drafts, check issuance files, stop payment instructions, and other instruments and items, submitted to Fiserv by Northern Trust or Northern Trust customers in connection with Services ("Northern Trust Data") is and shall remain Northern Trust's or its affiliates' property or property of their respective customers, as applicable. Northern Trust Data shall not be (1) used by Fiserv and Fiserv Agents other than in connection with providing Services;
(2) sold, assigned, or leased to third parties by Fiserv and Fiserv Agents; or
(3) commercially exploited by or on Fiserv's or Fiserv Agents' behalf.

     17.4 Errors Correction. Fiserv shall promptly correct at its expense any errors or inaccuracies in Northern Trust Data and Reports caused by Fiserv or Fiserv Agents. At Northern Trust's expense, Fiserv shall promptly correct (a) any other errors or inaccuracies in Northern Trust Data and Reports; and (b) any errors or inaccuracies identified by Northern Trust after the applicable review period expiration described in Section 17.2. Northern Trust is responsible for
(i) Northern Trust Data accuracy and completeness; and (ii) any errors or inaccuracies in and with respect to data obtained from Fiserv or Fiserv Agents because of any inaccurate or incomplete Northern Trust Data. Fiserv is responsible for all of the completeness of the Reports and any errors or inaccuracies in its data or Reports.

     17.5 Return of Data. Except to the extent that Northern Trust's request requires resources other than those provided related to Designated Services, in which case the time and material charges set forth in Exhibit 19.1 shall apply, Fiserv shall on (1) Northern Trust's request at any time; and (2) upon Termination Assistance Services cessation, (a) promptly return to Northern Trust, in the format and on the media mutually agreed, all or part of Northern Trust Data; and (b) erase or destroy all or part of Northern Trust Data in Fiserv's possession prior to Termination Assistance Services cessation after successfully returning Northern Trust Data pursuant to this Section 17.5. Archival tapes containing any Northern Trust Data shall be used solely for back-up purposes. Fiserv shall be relieved of its obligations to provide Services (except for any Termination Assistance Services to the extent such Termination Assistance Services can be provided without such Northern Trust
Data) should Northern Trust require Fiserv to erase or destroy all Northern Trust Data in its possession prior to cessation of all Termination Assistance Services.

     17.6 Data Retention. Fiserv and Northern Trust shall each make and maintain tapes or other medium containing copies of any Northern Trust Data then residing on Systems ("Data Tapes") in accordance with the Data Retention Schedule set forth in Exhibit 17.6. On request, authorized Fiserv and Northern Trust personnel shall be permitted access at any time to any facilities used to store Data Tapes during normal business hours and subject to any reasonable security and confidentiality procedures or other restrictions in effect at such facilities. Fiserv and Northern Trust shall each maintain Data Tapes copies for at least the period specified in Exhibit 17.6 from the date each such Data Tape was made. Fiserv shall maintain its Data Tape copies at locations other than the Service Locations.


ARTICLE 18.  CONTINUED PROVISION OF SERVICES.

     18.1 Disaster Recovery Plan. Fiserv shall (1) maintain during the applicable Site Conversion Period and, in the event of a disaster, implement the on-site and off-site disaster recovery procedures in effect at each Northern Trust Service Location as of the Effective Date; (2) implement disaster recovery procedures in respect of Fiserv Service Locations; and (3) implement disaster recovery procedures in respect of the Northern Trust Service Locations after the Conversion Period (collectively, "Disaster Recovery Plan"); (4) periodically update and test twice a year, with Northern Trust's participation, Disaster Recovery Plan operability; (5) provide Northern Trust with a current Disaster Recovery Plan copy; (6) certify the Disaster Recovery Plan is fully operational at least once every Contract Year; (7) implement the Disaster Recovery Plan upon the occurrence of a disaster (a) at any Service Location; or (b) otherwise affecting Services provision or receipt (a "Disaster"); (8) consult with Northern Trust regarding Services priority during pendency of a Disaster ; and
(9) gain Northern Trust's written approval to the Disaster Recovery Plan not less often than every six months during the Term of the Agreement. In the event of a Disaster and as part of the Disaster Recovery Plan, Fiserv shall restore those services designated in the Disaster Recovery Plan as critical services ("Critical Services") in accordance with the Disaster Recovery Plan. After the Effective Date, Fiserv may, upon approval of Northern Trust, modify or change the Disaster Recovery Plan at any time; provided, however, that such change or modification shall not adversely affect Fiserv's obligation to restore Services in accordance with this Section 18.1, Article 4, and Section 18.2. The Northern Trust Disaster Recovery Plan is set forth in Exhibit 18.1.

     18.2 Force Majeure. Neither Northern Trust nor Fiserv shall be liable for a failure or delay in the performance of its obligations pursuant to this Agreement, including in the event of failure or delay in respect of providing Services, (1) provided that such failure or delay (a) could not have been prevented by reasonable precautions; and (b) cannot reasonably be circumvented by the non-performing party through the use of alternate sources, work around plans, or other means; and (2) if such failure or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts or labor difficulties, or any other similar causes beyond the reasonable control of such party ("Force Majeure Event"). Upon the occurrence of a Force Majeure Event, the non-performing party shall be excused from any further performance of those of its obligations pursuant to this Agreement affected by the Force Majeure Event for as long as (i) such Force Majeure Event continues; and (ii) such party continues to use commercially reasonable efforts to recommence performance. The party delayed by a Force Majeure Event shall (x) promptly notify the other party by telephone (to be confirmed in writing within 5 days of the inception of such delay) of the occurrence of a Force Majeure Event; and (y) describe in reasonable detail the circumstances causing the Force Majeure Event.


ARTICLE 19.  PAYMENTS TO FISERV.

     19.1 Designated Fees. In consideration of Fiserv providing Designated Services, Northern Trust shall pay Fiserv the fees based on unit prices and volume of each item processing Service as set forth in Exhibit 19.1 ("Designated Fees"). The fee for Services in any month Services are performed shall be the product of volume of items processed in that month multiplied by the applicable unit price set forth in Exhibit 19.1 (as such unit prices may be amended from time to time pursuant to this Agreement). Fiserv shall submit to Northern Trust monthly invoices on the 15th day of each month for the following month in respect of each Service containing (a) estimated Designated Fees applicable to such Service ("Estimated Designated Fees"); (b) estimated postage for the following month and other estimated direct, out-of-pocket disbursements for such following month that are payable by Fiserv for Northern Trust's account pursuant to this Agreement ("Estimated Out-of-Pocket Expenses"), and, if applicable, any estimated New Service Fees and Development Fees, as defined in Exhibit 19.1, (collectively, "Estimated Additional Fees"). (Estimated Designated Fees, Estimated Out-of-Pocket Expenses, and Estimated Additional Fees collectively, "Estimated Fees".) During the first quarter of the first Contract Year, Estimated Designated Fees per month shall be $2,046,083 and Estimated Out-of-Pocket Expenses per month shall be $76,000. (3) (a) Estimated

Designated Fees and Estimated Out-of-Pocket Expenses for every other month during the Term; and (b) all Estimated Additional Fees shall be agreed upon by Northern Trust and Fiserv annually and shall be based on the actual volume of Additional Fees during the preceding 6-month period (adjusted appropriately to reflect known or anticipated changes in such volumes). Unless Northern Trust disputes in good faith Estimated Fees within 30 days of receipt of the applicable invoice, Northern Trust shall pay the invoice provided to Northern Trust pursuant to this Section 19.1 by direct deposit to an account designated by Fiserv on the later of (i) 30 days from Northern Trust's receipt of such invoice; or (ii) the 15th day of the month for which such estimate is provided. Within 30 days after the end of the applicable month, Fiserv shall reconcile Estimated Fees paid by Northern Trust for Services provided by Fiserv for the month and Fees actually due to Fiserv based on Northern Trust's actual Services volume for such month and adjust the next invoice by such amount by either application of a credit or addition of Fees. Northern Trust shall notify Fiserv within 10 days of Northern Trust's receipt of the next invoice and accompanying Fee Reconciliation Statement as to whether Northern Trust approves or disapproves of the credit or additional Fees and other amounts owed or credited set forth in such next invoice. In the event Northern Trust disapproves of any such amount or additional Fees or other amounts owed or credited set forth in a subsequent invoices, Northern Trust shall provide Fiserv with a list of any such amount or additional Fees of which Northern Trust disapproves within 20 days of Northern Trust's receipt of such invoice, together with Northern Trust's reason for such disapproval, and shall pay to Fiserv within 30 days of Northern Trust's receipt of such subsequent invoice any undisputed amounts. Fiserv shall adjust the next invoice to reflect the changes agreed on by Northern Trust and Fiserv. At the end of every 6-month period of the Term, Northern Trust and Fiserv shall review the volume of the Services during the preceding 6 months to determine whether a sufficient change in volume has occurred to warrant an adjustment to the Estimated Fees. If an adjustment is warranted, Northern Trust and Fiserv shall adjust the Estimated Fees.

     19.2 Fee Schedules During the Initial Term. The fee schedules as set forth in Exhibit 19.1 shall remain fixed for the first three Contract Years. Thereafter, the Fees shall be adjusted no more often than annually as follows. First, such Fees shall be subject to adjustment only for such Contract Years that occur after a preceding calendar year (or years, as the case may be) with respect to which the increase in the Consumer Price Index for Urban Consumers, published monthly by the U.S. Department of Labor, or any successor index, was greater than 1%. Second, such Fees shall be adjusted only in accordance with the following formula: 77%, such percent determined in Exhibit 19.2, multiplied by the applicable annual increase in the CPI less 1% per annum. Any such adjustment in the Fees shall be for the following period, until the next adjustment, if any.

     19.3 Fee Schedules During Renewal Term. Prior to any Renewal Term, the parties shall negotiate in good faith to adjust the fee schedules which will apply to the Renewal Term. If the parties cannot agree to these adjusted Fees prior to the beginning of such Renewal Term, this Agreement will remain in effect, with fee schedules unchanged, for an additional Contract Year; and at the end of such Contract Year, this Agreement will terminate without payment of any termination fees or Termination Losses.

     19.4 New Service Fees. In consideration of Fiserv providing any New Service, Northern Trust shall pay Fiserv fees in the amount and manner mutually agreed in accordance with Article 4 ("New Service Fees"). (Designated Fees and New Service Fees collectively, "Fees".)

     19.5 Most Favored Customer. Fiserv's charges to Northern Trust for the Services shall be at least as low as Fiserv's lowest charges for such services to any of Fiserv's other customers for (1) similar volumes and (2) similar scope of service and (3) similar performance standards, in each case subject to appropriate adjustments (a) to reflect the geographic area in which services are delivered and (b) to reflect any tradeoffs made between profit sharing, base prices, subsidies and assumption of existing operations. Upon request, Fiserv shall provide to Northern Trust a written certificate, signed by an officer of Fiserv, certifying that this Section 19.5 has not been contradicted by any transaction entered into, including any renewal or amendment of an existing agreement, by Fiserv since the later of (i) the Effective Date or (ii) the date of the most recent certification provided by Fiserv pursuant to this Section
19.5. If Fiserv is unable to provide such certificate because of any such transaction entered into by Fiserv contradicting this Section 19.5, Fiserv shall offer to Northern Trust an adjustment to the financial and other terms of this Agreement, including, if appropriate, the lowest total charges included in any such transaction.

     19.6 Detailed Invoices. On Northern Trust's request, Fiserv shall provide mutually agreeable invoices with varying degree of detail (e.g., per unit, department, project).

     19.7 Time of Payment. Any sum due Fiserv or Northern Trust pursuant to this Agreement that is not being disputed in good faith by the other party and for which payment is not otherwise specified shall be due and payable 30 days after receipt by either party of an invoice or demand for payment. If either party does not make payment when due for items not in dispute, the other party may assess a late fee of 1 1/2% per month on the outstanding balance.

     19.8 Payment of Termination Fees. Upon receipt by Fiserv of a termination notice pursuant to Section 25.1, Fiserv shall calculate and notify Northern Trust of the fixed termination fee amount payable to Fiserv pursuant to Section
26.1 as a result of the termination. This amount shall be payable to Fiserv on the date Fiserv ceases providing the Services. The termination fee portions covering documented losses related to closing down Service Locations shall be payable by Northern Trust on the date the Service

Location is shut down. Northern Trust may conduct or, at its option and expense, engage a certified public accounting firm to conduct, within 60 days, an examination of the termination fee payable pursuant to Section 26.1, including the portion relating to Fiserv's documented losses from closing down Service Locations in order to determine the accuracy of such termination fee (or portion thereof). In the event that such audit reveals an error (other than a de minimis error) in such termination fee amount payable pursuant to Article 26, including the portion covering documented Losses, Fiserv shall pay the cost of such audit or shall reimburse Northern Trust for the amount previously paid for such audit unless contested by Fiserv pursuant to Article 29.

     19.9 Set-Off Rights. (1) With respect to any amount payable to Northern Trust by Fiserv pursuant to this Agreement, including any occupancy-related charges owed to Northern Trust by Fiserv, in the event that earlier payment dates are not specified for such amounts, or Fiserv has not paid such amounts when due, Fiserv shall credit such amounts against Estimated Fees and Fees in the month for which such amounts owed to Northern Trust were incurred by Fiserv or as soon thereafter as such amounts are known. (2) With respect to any amount not credited to Northern Trust pursuant to Section 19.9(1) that (a) was not accounted for in an invoice; and (b) Northern Trust in good faith determines should be reimbursed or is owed to Northern Trust, Northern Trust may, upon notice to Fiserv, deduct the entire amount owed against Fees otherwise payable to Fiserv under this Agreement until such time as the entire amount owed to Northern Trust is paid.

     19.10 Unused Credits. Any unused credits or charges against payments or credits or charges owed to Northern Trust by Fiserv pursuant to this Agreement that were not credited to Northern Trust pursuant to Section 19.9 or accounted for in an invoice shall be paid to Northern Trust by Fiserv within 30 days of the expiration or termination hereof for any reason.

     19.11 Services Provided to Third Parties. Other than with respect to clients of Fiserv that are such clients on the date hereof, if Fiserv provides services to third parties at any Service Location, any volume for such services shall be added to Northern Trust volumes for purposes of determining applicable unit prices charged to Northern Trust. If after the Effective Date, any new client relationship results in added volume for Fiserv at its Service Locations, and if the efforts of Northern Trust have been material to gaining such new relationship, Fiserv shall pay to Northern Trust an amount based upon the profitability to Fiserv of such new relationship, as the parties shall hereafter agree upon.

ARTICLE 20.  TAXES.

     (1) Northern Trust shall pay or reimburse and indemnify Fiserv, for any sales, use or excise taxes imposed in connection with Fiserv's provision of Services hereunder. (2)

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

Northern Trust and Fiserv shall cooperate to segregate Fees into the following separate payment streams: (a) those for taxable Services; (b) those for nontaxable Services; (c) those for which a sales, use, or similar Tax has already been paid by Fiserv; and (d) those for which Fiserv functions merely as a Northern Trust paying agent in receiving goods, supplies, or services (including leasing and licensing arrangements) that otherwise are nontaxable or were previously subject to tax. (3) Fiserv and Northern Trust also agree that in the event any Fees for Services that were nontaxable become taxable, or are asserted to be taxable by any taxing authority, Fiserv will take all commercially reasonably possible steps to restructure provision of those Services in a manner reasonably acceptable to Northern Trust that would cause those Services not to be taxable, or subject to any taxing authority's assertion that those Services are taxable. (4) For purposes of this Article 20, "Taxes" shall mean all sales, use, transfer, ad valorem, gross receipts, or excise taxes and any other similar taxes, fees, duties, or imposts, plus any interest and penalties imposed thereon, and all expenses incurred by Northern Trust related to payment or settlement of or defense against any claim for such taxes.

ARTICLE 21.  AUDITS AND REGULATORY EXAMINATIONS.

     21.1 Processing. On notice from Northern Trust, Fiserv shall provide such internal auditors, external auditors, and inspectors as Northern Trust or any regulatory authority may designate, with reasonable access to Service Locations to perform audits or inspections of Northern Trust's business (including Fiserv's provision of Services). Fiserv shall provide such auditors and inspectors any assistance that they may reasonably require. If any audit by an auditor designated by Northern Trust or a regulatory authority having jurisdiction over Northern Trust or Fiserv results in Fiserv being notified that it is not in compliance with banking laws, regulations, policies, or interpretations thereof promulgated by any regulatory authority, any generally accepted accounting principles, or other audit requirements relating to Services, Fiserv shall, within a reasonable period of time comply with such audit or regulatory authority, with Northern Trust's approval and at Northern Trust's expense; provided, however, that Fiserv shall bear such expense if it fails to comply with procedures existing prior to the Effective Date, fails to follow any relevant laws, regulations, or generally accepted accounting principles, or fails to follow procedures in accordance with Designated Services. If Fiserv is required to make changes or take corrective action as a result of such audit or regulatory examination, (1) Northern Trust will invite Fiserv to participate in the Northern Trust response team discussions (without such auditor or regulator); and (2) Northern Trust will invite Fiserv to offer alternative solutions to such auditor or regulatory authority or participate in discussions with such auditor or regulatory authority. If a change is required by banking laws, regulations, policies, or interpretations thereof promulgated by any regulatory authority (a "Required Change"), such change that is a New Service shall be at Northern Trust's expense and a Change that is a modification to a Designated Service shall be at Fiserv's expense.. In the event that either Northern Trust or Fiserv is audited and a regulatory change is required, both parties shall engage in cooperative behavior in order to implement such change.

     21.2 Federal Reserve Examinations. The performance of some or all Services is subject to regulation and examination by the Federal Reserve. Fiserv shall submit to regulations and examinations by the Federal Reserve to the same extent Northern Trust would submit to regulations and examinations by the Federal Reserve if such regulations and examinations were performed by the Federal Reserve on Northern Trust premises.

ARTICLE 22.  CONFIDENTIALITY.

     22.1  Definition.

     (1) Northern Trust Information. "Northern Trust Information" means: (a) confidential plans, customer lists, information, and other Northern Trust proprietary material and (b) any information and data concerning the business and financial records of Northern Trust's customers.

     (2) Fiserv Information. "Fiserv Information" means: (a) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv customer, supplier, or affiliate), and other Fiserv proprietary material; and (b) Fiserv's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

     (3) Information. "Information" means Northern Trust Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (a) already possesses without obligation of confidentiality; (b) develops independently; or (c) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

     22.2 Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser"). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. However, Northern Trust's customer information shall be kept confidential as provided by 205 ILCS 5/48.1. Recipient may use Information for any purpose that does not violate such obligation of confidentiality. Recipient may disclose

Information to (a) employees and employees of affiliates who have a need to know; and (b) any other party with Discloser's written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this Section 22.2 survive any termination or expiration of this Agreement.

     22.3 Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient's business activities ("Residuals"), provided that in so doing, Recipient does not breach its obligations under this Article 22. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

     22.4 Systems. Each party's Systems contain information and computer software that are proprietary and confidential information of, its suppliers, and licensors. Each party agrees not to attempt to circumvent the devices employed by the other to prevent unauthorized access to a system, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

     22.5 Confidentiality of this Agreement. Fiserv and Northern Trust agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties (except upon the request of bank regulators and as required by law).

     22.6 Injunctive Relief. Recipient recognizes that disclosure of Information in respect of Discloser may give rise to irreparable injury to the other party and acknowledges that remedies other than injunctive relief may not be adequate. Accordingly, Discloser has the right to seek equitable and injunctive relief without implementing dispute resolution procedures described in Article 29 to prevent unauthorized possession, use, disclosure, or knowledge of any Information, as well as to such damages or other relief as is occasioned by such unauthorized possession, use, disclosure, or knowledge.

     22.7 Legal Action. Recipient shall not commence any legal action or proceeding in respect of any unauthorized possession, use, or knowledge, or attempt thereof, of Discloser's Information by any person or entity, which action or proceeding directly or indirectly identifies Discloser or its Information without Discloser's prior written consent.

ARTICLE 23.  REPRESENTATIONS AND WARRANTIES.

     23.1 By Northern Trust. Northern Trust represents and warrants that: (1) it is an Illinois state bank; (2) it has all requisite power and authority to execute, deliver, and perform its obligations hereunder; (3) the execution, delivery, and performance of this Agreement are duly authorized; (4) any approval, authorization, or consent of any government or regulatory agency, or notice or filing required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement shall be obtained or filed prior to the Effective Date, or immediately upon notice that such approval, authorization, consent, notice, or filing is required; (5) it shall comply with all applicable Federal, state, and local laws and regulations, and shall obtain all applicable permits and licenses in connection with its obligations under this Agreement; (6) as of the Effective Date, it has not disclosed any Fiserv Information; (7) as of Conversion, Designated Services shall not, and Northern Trust Proprietary Software does not, infringe any third party proprietary rights; (8) no outstanding litigation, arbitration, or other dispute to which Northern Trust is a party exists that, if decided unfavorably to Northern Trust, would have a material adverse effect on Northern Trust's ability to fulfill its obligations under this Agreement; (9) it shall not incorporate into any Northern Trust Software or Developed Software any (a) automatic shut-off devices or "time bombs"; or (b) computer viruses or coding intended to corrupt, delete, or otherwise render Fiserv Systems inaccessible; (10) to the knowledge of Northern Trust, no circumstances of non-compliance by Northern Trust with any external audit or regulatory authority exist as of the Effective Date; (11) Northern Trust will not incur any additional costs or expenses in connection with its performance of Designated Services from the Agreement Date to the Effective Date, except (a) in the ordinary course of business consistent with past practice; or (b) as otherwise provided under this Agreement; and (12) contracts and agreements listed in Exhibit 15.1, Exhibit 15.2, and Exhibit 15.6 represent all of the contractual arrangements used by Northern Trust as of the Effective Date in order to perform services that are Designated Services under this Agreement, other than contractual arrangements that (a) involve the payment by Northern Trust of less than $10,000 annually; (b) can be terminated within 30 days after giving notice of termination, without resulting in any material cost to Fiserv; (c) are specifically identified as not being assigned to Fiserv; or
(d) are incidental to occupancy of Northern Trust Service Locations; (13) the assets transferred to Fiserv hereunder are substantially all the assets used by Northern Trust in rendering the Designated Services as of the Effective Date;
(14) the personnel information concerning Transitioned Employees provided to Fiserv hereunder is true and accurate in all material respects; and (15) the services performed by Northern Trust prior to the date hereof corresponding to the Services hereunder conform in all material respects to the descriptions of such Services set forth in Exhibit 3.1.

     23.2 By Fiserv. Fiserv represents and warrants that: (1) it is a Wisconsin corporation, duly organized, validly existing, and in good standing under the laws of Wisconsin; (2) it has all requisite power and authority to execute, deliver, and perform its obligations hereunder; (3) the execution, delivery, and performance of this Agreement are duly authorized; (4) it shall comply with all applicable Federal, state, and local laws and regulations, and shall obtain all applicable permits and licenses, in connection with its obligations under this Agreement; (5) as of the Effective Date it has not disclosed any Northern Trust Information; (6) New Services, Fiserv Systems, and Developed Software shall not, and Fiserv Software does not and shall not, infringe any third party proprietary rights; (7) it shall not incorporate into any Developed Software any (a) automatic shut-off devices or "time bombs"; or
(b) computer viruses or coding intended to corrupt, delete, or otherwise render inaccessible Northern Trust Data or Northern Trust Systems; (8) Services shall conform in all material respects to the descriptions set forth in Exhibit 3.1, as may be amended from time to time; (9) any approval, authorization, or consent of any government or regulatory agency, or notice or filing required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement shall be obtained prior to the Effective Date, or immediately upon notice that such approval, authorization, consent, filing, or notice is required; (10) the knowledge of Fiserv, no circumstances of material non-compliance by Fiserv with any external audit or regulatory authority exists as of the Effective Date; and (11) no outstanding litigation, arbitration, or other dispute to which Fiserv is a party that, if decided unfavorably to Fiserv, would have a material adverse effect on Fiserv's ability to fulfill its obligations under this Agreement.

     23.3 Year 2000. Fiserv represents and warrants that the Services, the Fiserv Systems, the Fiserv Software and any software interfaces developed by Fiserv is or shall be Millennium Compliant. Northern Trust represents and warrants that the Northern Trust Systems, Northern Trust Software and any software interfaces developed by or on behalf of (other than by Fiserv) Northern Trust is or shall be Millennium Compliant by the Effective Date, except for the Pegasus System. Each party covenants and agrees with the other that it shall not cause any such Systems, Software or software interfaces received from the other to fail to be Millennium Compliant. Millennium Compliant means that they shall consistently function in the same manner after December 31, 1999 as they were warranted to work before such date and shall correctly process dates falling after December 31, 1999. Any modifications of Northern Trust Software made to become Millennium Compliant shall be made by Fiserv as part of the Required Services. Northern Trust shall have the right to review Fiserv's plan and progress towards Millennium Compliance. In addition, upon reasonable request by Northern Trust, Fiserv shall cooperate with Northern Trust in testing (including integration testing with Northern Trust and Federal Reserve Testing) to verify that it is Millennium Compliant as part of the Required Services. Fiserv agrees to abide by the guidelines established by the Federal Financial Institutions Examination Counsel (FFIEC) issued in connection with Year 2000.


ARTICLE 24.  DISCLAIMER OF WARRANTIES.

     EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER FISERV NOR NORTHERN TRUST MAKES ANY OTHER WARRANTIES IN RESPECT OF

SERVICES, SYSTEMS OR SOFTWARE, AND EACH EXPLICITLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.


ARTICLE 25.  TERMINATION.

     25.1 Termination for Convenience. Northern Trust may in its sole discretion terminate this Agreement, in whole or in part, at any time with respect to any period after the third Contract Year, without cause, upon at least one year's notice to Fiserv (a "Termination for Convenience").

     25.2 Termination for Cause. (1) If either party (a) fails to perform any of its material obligations; or (b) breaches any of its material representations under this Agreement and any such failure or breach is not cured within 30 days after notice is given to the breaching party specifying the nature of the breach (unless the defaulting party has demonstrated to the satisfaction of the other party, acting reasonably, that it is proceeding with all due diligence to cure or cause to be cured such breach), the non-breaching party may, upon further notice given within 6 months after the end of the 30 day period to the breaching party terminate this Agreement, in whole or in part, as of the date specified in such notice of termination. (2) If (a) either party repeatedly fails to perform any of its obligations or repeatedly breaches any of its representations under this Agreement; and (b) such repeated failures or breaches taken together are material in the aggregate as of the date of the most recent such failure or breach even though cured, then (c) the non-breaching party may, upon notice given within 6 months terminate this Agreement, in whole or in part, as of the date specified in such notice of termination. (3) In the event of a termination pursuant to Section 25.2(2), Northern Trust or Fiserv, as the case may be, may only terminate (i) those parts of the Agreement that relate to such failures or breaches; and (ii) such other parts of the Agreement that are affected adversely or have become less effective or more costly, whether taken alone or together with the terminated portions, and, therefore, would be rendered ineffective or unpracticable as a result of terminating only those parts of the Agreement that relate to such failures or breaches.

     25.3  Early Termination.  If the Agreement is terminated for cause under
Section 25.2 hereof at a time when the Designated Services are still being performed predominantly at Northern Trust's existing location at the Canal Center, 801 South Canal Street, Chicago, Illinois, then Northern Trust, at its option exercised in writing at the time of such for cause termination, may treat such termination as an early termination (the "Early Termination"), with the consequences described herein. An Early Termination shall entail the re-transfer of the check processing business back to Northern Trust. All employees of the business will be transferred back to Northern Trust, and all assets used or useful in the business will be transferred back from Fiserv to Northern Trust at the price Fiserv paid for such assets, deducting any interim depreciation. Early Termination shall not foreclose either party from seeking any other remedies available to such party for breach of this Agreement or otherwise with respect to the subject transaction. The parties shall cooperate with each other in case of an Early Termination, using reasonable efforts to transfer the check processing business back to Northern Trust as expeditiously and smoothly as possible.


ARTICLE 26.  TERMINATION FEES.

     26.1 Termination for Convenience in Whole. In the event of a termination of this Agreement in whole pursuant to Section 25.1, Northern Trust shall pay to Fiserv a termination fee in an amount equal to applicable fees set forth in
Exhibit 26.1 for Termination for Convenience; and (2) Termination Losses, as defined in Section 26.3 hereof.

     26.2 Termination for Convenience in Part. In the event Northern Trust terminates this Agreement in part pursuant to Section 25.1, Northern Trust shall pay to Fiserv a termination fee in an amount equal to applicable fees set forth in Exhibit 26.1 multiplied by a percentage equal to the percent by which Designated Fees will be reduced as a result of such partial termination and partial Termination Losses applicable thereto.

     26.3 No Additional Fees. In the event of a termination of this Agreement (except pursuant to Section 25.2 as a result of a breach by Northern Trust), Northern Trust shall not pay to Fiserv any fees or charges other than the applicable termination fees set forth in Section 26.1, Section 26.2, or Section
27.1.  In the event of a termination other than pursuant to Section 25.1 or
Section 25.2 as a result of a breach by Northern Trust, Fiserv shall be responsible for Termination Losses. "Termination Losses" shall mean any documented losses directly incurred in connection with closing down Service Locations as a result of such termination, including the unamortized portion of any equipment and start-up costs incurred by Fiserv, severance with respect to Fiserv Agents employed as of the date of notice of such termination, lease buy-outs contained in contracts in effect as of the date of notice of such termination for equipment, and documented losses directly incurred on leases or sublets in effect as of the date of notice of such termination or required to be renewed or entered into to provide services through the date of termination; provided, however, (i) Fiserv uses its commercially reasonable efforts to mitigate, and permits Northern Trust to mitigate, any Termination Losses payable by Northern Trust pursuant to Section 26.1(2); (ii) Fiserv appoints Northern Trust as its agent under any contracts pursuant to which Termination Losses are incurred under Section 26.1(2) to mitigate any such Termination Losses; (iii) leases entered into after the Effective Date for any affected Service Location include customary sublet provisions; and (iv) prior to incurring any such losses, the parties execute a written Termination Plan, that seeks to organize the process of termination and, to the extent possible, minimize the losses resulting from such termination.

ARTICLE 27.  TERMINATION ASSISTANCE.

     27.1 Termination Assistance Services. On notice from Northern Trust to Fiserv after a determination that an expiration or termination of this Agreement will occur, Fiserv shall (1) on request by Northern Trust, cooperate with Northern Trust in effecting the orderly Services transfer to a third party or Services resumption by Northern Trust; (2) continue to perform those Designated Services until the effective date of expiration or termination of this Agreement ("Conclusion Date"); (3) continue to perform those Designated Services requested by Northern Trust after the Conclusion Date; and (4) perform such New Services as may be requested by Northern Trust pursuant to Article 4 ("Termination Assistance Services"). As specified and requested by Northern Trust on notice to Fiserv, in the event of expiration or termination of this Agreement, subject to price adjustments based on reductions in volumes, Fiserv shall continue to provide Services, and Northern Trust shall pay applicable Fees for provision of Termination Assistance Services (a) for up to one year after the Conclusion Date ("Termination Assistance Period") at the rates set forth in Exhibit 19.1; and
(b) for up to one year from Termination Assistance Period expiration at 150 percent of rates set forth in Exhibit 19.1.

     27.2 Facilities, Assets, and Personnel. In the event of termination of this Agreement pursuant to Article 25, other than pursuant to Section 25.1 or
Section 25.2 as a result of a breach by Northern Trust, Northern Trust shall have the right to (1) at any or all Service Locations, acquire the assets required to provide Services at such Service Locations, including facilities and equipment, at the then-current asset book value, unless otherwise agreed upon by the parties at the time of such termination; (2) subject to the provisions of
Article 11 hereof, use the Fiserv Software; and (3) offer employment to any Fiserv staff working on Northern Trust's behalf. In the event a facility is being used by Fiserv for the provision of services to customers in addition to Northern Trust, Northern Trust and Fiserv shall cooperate to provide ongoing services to Fiserv customers serviced at Service Locations for a reasonable period of time, and in accordance with the terms of such customers' agreements and pricing arrangement. Northern Trust and Fiserv shall cooperate to ensure a smooth transition for the relevant workforce.


ARTICLE 28.  EXIT PLAN.

     Upon the expiration of this Agreement or termination of this Agreement:

     (1) Fiserv shall provide Termination Assistance Services in accordance with
Section 27.1;

     (2) Northern Trust shall have the rights set forth in Section 27.2;

     (3) each party shall have the rights specified in Article 11 in respect of Software;

     (4) on Northern Trust's request with respect to any contracts applicable solely to services being provided to Northern Trust for maintenance, disaster recovery services, and other necessary third party services (other than subcontractor services) being used by Fiserv to perform Services as of the expiration or termination, Fiserv shall transfer or assign such agreements to Northern Trust or its designee, on terms and conditions acceptable to both parties; and

     (5) the parties shall pay the costs of obtaining Termination Consents as set forth in Article 12.


ARTICLE 29.  DISPUTE RESOLUTION.

     29.1 Project Managers. All disputes shall initially be referred to the Project Managers. If the Project Managers are unable to resolve the dispute within 4 business days after referral to them, the parties shall submit the dispute to the Management Committee.

     29.2 Management Committee. The Management Committee shall meet at least once every 30 days (or at such other time as either party may designate in a notice to the other party) in person, by conference call, or video conference for the purpose of resolving disputes that may arise under this Agreement. The Management Committee shall consider disputes in the order such disputes are brought before it. In the event the Management Committee is unable to resolve a dispute within 5 business days of the meeting date during which such dispute was considered, the Management Committee shall notify senior management of each party pursuant to Section 29.3.

     29.3 Senior Management. Either party may, upon notice and within 15 days of receipt of a notice from the Management Committee pursuant to Section 29.2, elect to utilize a non-binding resolution procedure whereby each presents its case at a hearing ("Hearing") before a panel consisting of 2 senior executives of each party and, if such executives can agree upon such an individual, a mutually acceptable neutral advisor. If either party elects to use the procedure set forth in this Section 29.3, the other party shall participate.
The Hearing will occur no more than ten days after a party serves notice to use the procedure set forth in this Section 29.3. Each party may be represented at the Hearing by lawyers. If the matter cannot be resolved at such Hearing by such senior executives, the neutral advisor, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each party's position on the dispute merits. Thereafter, such senior executives shall meet and try again to resolve the matter. If the matter cannot be resolved at such meeting, such senior executives shall inform their respective senior management and each party may, but shall not be obligated to, submit to binding arbitration as provided for in
Section 29.4; the proceedings occurring pursuant to this Section 29.3 will be without prejudice to either party's legal position. Except as set forth in
Section 29.4, no arbitration or litigation may commence concerning the dispute until 10 business days have elapsed from the last day of the Hearing. The parties shall each bear their respective costs incurred in connection with the procedure set forth in this Section 29.3, except that they shall share equally the fees and expenses of the neutral advisor, if any, and the Hearing facility cost.

   29.4 Arbitration. If a dispute is not resolved pursuant to Section 29.3, the parties may agree, but shall not be obligated, within 60 business days after the completion of the procedures set forth in Section 29.1, Section 29.2, and
Section 29.3, as appropriate, upon notice, to submit the dispute to formal binding arbitration in accordance with this Section 29.4. If a party commences litigation regarding such dispute, no arbitration may be commenced by the other party regarding such dispute. If the parties agree to formal binding arbitration, the following procedures shall apply:

   (1) The arbitration shall be held in Chicago, Illinois before a panel of 3 arbitrators. Either Northern Trust or Fiserv may, by notice to the other party, demand arbitration by serving on the other party a statement of dispute, controversy, or claim and the facts relating or giving rise thereto, in reasonable detail, and the name of the arbitrator selected by it.

   (2) Within 30 days after receipt of such notice, the other party shall (a) deny the request for arbitration or; (b) name its arbitrator. The two arbitrators named by the parties shall, within 10 days after the date of such notice, select the third arbitrator.

   (3) The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, as may be amended from time to time, except as expressly provided in this Section 29.4; provided, however, that the arbitration shall be administered by any organization agreed upon by the parties. The arbitrators may not amend or disregard any provision of this
Section 29.4.

   (4) The arbitrators shall allow such discovery as is appropriate for the purposes of arbitration in accomplishing fair, speedy, and cost-effective resolution of disputes. The arbitrators shall reference the rules of evidence of the Federal Rules of Civil Procedure then in effect in setting the scope and direction of such discovery. The arbitrators shall not be required to make findings of fact or render opinions of law.

   (5) The decision of and award rendered by the arbitrators shall be final and binding on the parties. Judgment on the award may be entered and enforced by any court of competent jurisdiction. The arbitrators shall have no authority to award damages in excess of or in contravention of Article 31.

     Except (a) for an action to seek injunctive relief to prevent a stay or breach of Article 11, Article 22, or Section 29.6; or (b) any action necessary to enforce the arbitrators' award, if submitted to arbitration, the provisions of this Section 29.4 are a complete defense to any suit, action, or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute, controversy, or claim related to this Agreement or the creation, validity, interpretation, breach, or termination of this Agreement.

     29.5 Critical Disputes. In the event either party determines that the resolution of a dispute is critical to its business, such party may at any time proceed directly to the stage described in Section 29.3 prior to the commencement of an arbitration or litigation in respect of such dispute.

     29.6 Continuity of Services. Northern Trust and Fiserv each acknowledges that the provision of Services is critical to their respective business and operations. Accordingly, in the event of a dispute between Northern Trust and Fiserv pursuant to which Northern Trust believes in good faith it is entitled to withhold payment and during the pendency of an arbitration pursuant to Section
29.4 or litigation, Fiserv shall continue to provide Services, and Northern Trust shall continue to pay any undisputed amounts to Fiserv, in accordance with
Section 19.1, except that termination fees pursuant to Article 25 shall not be covered by the foregoing ability to withhold payment. Northern Trust hereby authorizes Fiserv to withhold all Termination Assistance and to retain all Northern Trust property pending payment in full of termination fees payable under Article 25.


ARTICLE 30. INDEMNIFICATION.

     30.1 By Northern Trust. Northern Trust shall indemnify Fiserv, Fiserv Agents, and Fiserv's officers, employees and directors from, and defend Fiserv, Fiserv Agents, and Fiserv's officers, employees and directors against, any losses, liabilities, and damages (including taxes and related penalties) and all related costs and expenses, including, reasonable attorneys' fees and expenses and costs of litigation, settlement, judgment, appeal, interest, and penalties as relates to either party ("Losses") arising out of or relating to (1) any claim by a third party that Northern Trust Proprietary Software, Developed Software developed by Northern Trust or Northern Trust Agents, or Northern Trust Systems infringe on any third party's proprietary rights (except as may have been caused by a modification by Fiserv or Fiserv Agents); (2) any claim by a third party in respect of services or systems provided by Northern Trust to such third party; (3) any claim based on a Northern Trust act or omission in its capacity as an employer and arising out of or relating to (a) Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons;
(b) sexual discrimination or harassment; (c) work-related injury or death; (d) accrued employee benefits, including (i) income, disability, withholding, and other employment taxes; and (ii) medical benefit premiums, vacation pay, sick pay, or other fringe benefits not expressly assumed by Fiserv; and (e) any other employment relationship aspect between Northern Trust and such employee, or the termination of such employment relationship (including claims for breach of an express or implied contract employment) that, in all such cases, are attributable to the period when the person asserting the claim was a Northern Trust employee; (4) any claim based on the personal injury (including death) or damage to property received or sustained (a) by reason of any act or omission, whether negligent or otherwise, to the extent caused by Northern Trust or Northern Trust Agents; and (b) at any Northern Trust locations, including premises owned or leased by Northern Trust, or other Northern Trust property to the extent not licensed or sublet to Fiserv or otherwise used by Fiserv; (5) except as may arise pursuant to Section 30.2(1), any claim against Fiserv by a third party arising out of Northern Trust's or Northern Trust Agents' use of any Northern Trust Third Party Software; (6) any costs incurred by Fiserv resulting from a breach of a Northern Trust representation or warranty in this Agreement; and (7) fees and expenses incurred in enforcement of this indemnity by Fiserv.

     30.2 By Fiserv. Fiserv shall indemnify Northern Trust, Northern Trust Agents, and Northern Trust's officers, employees and directors from, and defend Northern Trust, Northern Trust Agents, and Northern Trust's officers, employees and directors against, any Losses arising out of or relating to (1) any claim by a third party that Services, Developed Software developed by Fiserv or Fiserv Agents, Fiserv Software, or Systems infringe on any third party's proprietary rights (except as may have been caused by modification by Northern Trust or Northern Trust Agents); (2) any claim by a third party in respect of services or systems provided by Fiserv to such third party; (3) any claim based on a Fiserv act or omission in its capacity as an employer and arising out of or relating to
(a) Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons; (b) sexual discrimination or harassment; (c) work-related injury or death; (d) accrued employee benefits, including (i) income, disability, withholding, and other employment taxes; and (ii) medical benefit premiums, vacation pay, sick pay, or other fringe benefits not retained by Northern Trust; and (e) any other employment relationship aspect between Fiserv and such employee (including Fiserv's hiring procedures from and after the Effective Date in respect of Transitioned Employees), or the termination of such employment relationship (including claims for breach of an express or implied contract of employment) that, in all such cases, are attributable to the period when the person asserting the claim (i) was a Fiserv employee; and (ii) the claim arose on or after the Effective Date; (4) any claim by a Northern Trust Agent based on a Fiserv act or omission during the Transition Period arising out of or relating to (a) Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons; (b) sexual discrimination or harassment; and (c) work-related injury or death; (5) any claim by a

Transitioned Employee based on a violation or alleged violation by Fiserv or a Fiserv Agent during the Transition Period of a Northern Trust employment practice, policy, or procedure contained in Northern Trust's manual for employees, as set forth in Exhibit 30.2; (6) any claim based on the personal injury (including death) or damage to property received or sustained (a) by reason of any act or omission, whether negligent or otherwise, to the extent caused by Fiserv or Fiserv Agents; and (b) at any Fiserv locations including premises owned, leased, licensed, subleased, or sublicensed by Fiserv, or other Fiserv property; (7) except as may arise pursuant to Section 30.1(1), any claim against Northern Trust by a third party arising out of the use by Northern Trust, Northern Trust Agents, Fiserv, or Fiserv Agents of any Fiserv Third Party Software (except as may be caused by Northern Trust's or Northern Trust Agents' use of Fiserv Third Party Software in violation of Fiserv Third Party Software licenses); (8) any costs incurred by Northern Trust resulting from a Fiserv breach of a representation or warranty in this Agreement; (9) any claim based on the disclosure by Northern Trust to Fiserv, and the use by Fiserv, of any personnel information with respect to Transitioned Employees including, without limitation, any information with respect to employee demographics, job performance, compensation, or benefits; and (10) fees and expenses incurred in enforcement of this indemnity by Northern Trust.

     30.3 Indemnification Procedures. If any third party makes a claim covered by Section 30.1 or Section 30.2 against any indemnitee (an "Indemnitee") with respect to which such Indemnitee intends to seek indemnification under Section
30.1 or Section 30.2, such Indemnitee shall give notice of such claim to the indemnifying party (under Section 30.1 or Section 30.2) ("Indemnifying Party") including a brief description of the amount and basis therefore, if known. Upon giving such notice, the Indemnifying Party shall be obligated to defend such Indemnitee against such claim, and shall be entitled to assume control of claim defense with counsel chosen by the Indemnifying Party. The Indemnitee shall cooperate fully with, and assist, the Indemnifying Party in its defense against such claim. The Indemnifying Party shall keep the Indemnitee fully apprised at all times as to status of the defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at such Indemnitee's expense; provided, however, (1) if the parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel; or (2) in the reasonable judgment of the Indemnitee, based upon an opinion of counsel that shall be provided to the Indemnifying Party, a conflict of interest exists with respect to such claim, then reasonable fees and expenses of the Indemnitee's counsel shall be at the Indemnifying Party's expense as the Indemnitee accrues such fees and expenses, provided that the Indemnifying Party approves such counsel. Neither the Indemnifying Party nor any Indemnitee shall be liable for or bound by any settlement of any action or claim effected without its consent.

     Notwithstanding the foregoing, the Indemnitee shall retain, assume, or resume sole control over any and all expenses relating to every aspect of defense that it believes is not the subject of the indemnification provided for in Section 30.1 or
Section 30.2.

     Until both (1) the Indemnitee receives notice from the Indemnifying Party that it will defend; and (2) the Indemnifying Party assumes such defense, the Indemnitee may, at any time after 10 days from the date notice of claim is given to the Indemnifying Party by the Indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the Indemnifying Party, settle or otherwise compromise or pay the claim. The Indemnifying Party shall pay all Indemnitee costs related to that defense and any such settlement, compromise, or payment. The Indemnitee shall keep the Indemnifying Party fully apprised at all times as to status of the defense.

     Following indemnification as provided in Section 30.1 or Section 30.2, the Indemnifying Party shall be subrogated to all rights, subject to Section 30.4, of the Indemnitee with respect to the matters for which indemnification has been made.

     30.4 Contribution. Notwithstanding anything to the contrary contained in this Agreement, Northern Trust and Fiserv shall contribute to amounts paid or payable as a result of any Losses referred to in Section 30.1(2) or Section 30.2(2) in such proportion as is appropriate to reflect the relative fault of Northern Trust, on the one hand, and Fiserv, on the other hand, in connection with actions or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Northern Trust and Fiserv agree that it would not be just and equitable if contributions pursuant to this Section 30.4 were to be determined by any method of allocation that does not take account of the equitable considerations referred to in the first sentence of this Section 30.4.

     30.5 18 Month Limitation on Certain Claims. Notwithstanding anything else contained herein, any claim for indemnification hereunder relating to representations or warranties must be made within 18 months of the date hereof.

ARTICLE 31. DAMAGES AND LIMITATION OF LIABILITY.

     31.1 Direct Damages. Northern Trust and Fiserv each shall be liable to the other party for any direct damages relating to its performance or breach of any of its representations or warranties under this Agreement; provided, however, that the liability of each party relating to all claims for damages pursuant to this Section 31.1 arising in a particular Contract Year shall not exceed $4,000,000 ("Yearly Damage Cap"), so long as Fiserv shall keep in full force and effect commercial insurance insuring against damages greater than $4 million in any Contract Year suffered by anyone from errors and omissions of its employees. The premium for such insurance shall be divided equally by the parties hereto.

     (1) The following shall be considered Northern Trust direct damages, and Fiserv shall not assert that they are indirect, incidental, special, or consequential damages or lost profits or otherwise not recoverable pursuant to Section 31.2 to the extent they result from Fiserv's failure to provide Services in accordance with this
Agreement:

     (a) costs of recreating or restoring any Northern Trust Data or information lost or damaged;

     (b) costs of implementing a work around in respect of a failure to provide all or a portion of Services;

     (c) costs of replacing lost or damaged Northern Trust Systems, Northern Trust Software, Developed Software, and materials;

     (d) costs incurred by Northern Trust to procure Services from an alternate source, to the extent that such costs exceed the amount that would have been owed or paid, as may be applicable, by Northern Trust to Fiserv for such services;

     (e) fines or penalties imposed on Northern Trust by any government or regulatory agency as a result of such failure to the extent that such fine or penalty is not a result of Services performed in a manner (i) required by Northern Trust; or (ii) consistent with the procedures and practices in place as of the Effective Date;

     (f) costs of remedying processing errors and processing delays, including costs of reconstructing lost, damaged, or destroyed cash letters and other items;

     (g) liability to bank customers or other financial institutions under the Uniform Commercial Code or the Electronic Funds Transfer Act or under any other regulation or statute for any errors in providing the Services, including without limitation liability for the loss of use of any funds incurred by reason of any error or omission calculated at the applicable Federal Funds rate at the time of such error or omission; and

     (h) straight time, overtime, or related expenses incurred by Northern Trust, including wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges, and similar charges, due to Fiserv's failure to provide all or a portion of Services or incurred in connection with (a) through (g) above.

     (2) The following shall be considered Fiserv direct damages, and Northern Trust shall not assert that they are indirect, incidental, special, or consequential damages or lost profits or otherwise not recoverable pursuant to
Section 31.2 to the extent that they result from Northern Trust's failure to provide Northern Trust Retained Services in accordance with this Agreement:

     (a) costs of recreating or restoring any Fiserv data or information lost or damaged;

     (b) costs of implementing a work around in respect of a failure to provide all or a portion of Northern Trust Retained Services;

     (c) costs of replacing lost or damaged Fiserv equipment, Fiserv Systems, Fiserv Software, Developed Software, and materials;

     (d) costs and expenses incurred by Fiserv to procure from an alternate source the services provided by Northern Trust as part of Northern Trust Retained Responsibilities and services provided under Northern Trust Retained Agreements, to the extent such services are necessary to provide Services;

     (e) costs of remedying processing errors and processing delays, including cost of reconstructing lost, damaged, or destroyed documents and other items; and

     (f) straight time, overtime, or related expenses incurred by Fiserv, including wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges, and similar charges, due to Northern Trust's failure to provide all or a portion of services provided by Northern Trust as part of Northern Trust Retained Responsibilities and services provided under Northern Trust Retained Agreements or incurred in connection with (a) through (f) above.

     (3) Intentionally Omitted

     (4) If, at any time, either Northern Trust or Fiserv has received damages from the other party pursuant to this Section 31.1, and recovers funds, payments, and costs from a third party relating to damages for which the other party is liable, the amounts so recovered (less the costs of recovery and amounts paid to the other party) shall be remitted to the other party. A party liable pursuant to this Section 31.1 shall seek recovery in respect of any insured liability from its insurance carrier to the greatest extent pursuant to this Agreement and as promptly as possible. The proceeds of such insurance shall be used to reimburse the other party for any damages sustained by the other party in excess of those reimbursed pursuant to the first paragraph of
Section 31.1. When insurance proceeds are received, the party who has sustained damages shall be paid in addition to any amount previously paid with respect to such damages no more than the amount of insurance proceeds paid covering such damages.

     (5) For purposes of Section 31.1(1) and Section 31.1(2), actions taken during a given month or on or prior to a particular date shall mean actions taken with respect to items processed or Services rendered by Fiserv or Northern Trust during such month or on or prior to such date, as the case may be, regardless of when resolved or written off. Actions shall include any acts or omissions of Fiserv or Fiserv Agents or Northern Trust or Northern Trust Agents in performing Services.

     31.2 Consequential Damages. Neither Fiserv nor Northern Trust shall be liable for any indirect, incidental, special, or consequential damages or lost profits of the other party relating to either party's performance under this Agreement.

     31.3 Fiserv Credits. In the event Fiserv fails to provide Services in accordance with Service Levels (as defined in Exhibit 5.1), the Management Committee will determine the amount of charges to be incurred by Fiserv ("Fiserv Credits") against Estimated Fees and Fees owed to Fiserv in the month in which such Fiserv Credits were incurred. In determining such Fiserv Credits, consideration must be given to the impact on Northern Trust and its customers of such failure, the severity of such failure (including the dollar value, volume effect, duration, and number of customers affected by such failure), and such other measures as may be relevant under the circumstances. The amount of such Credits should be a percentage of Estimated Fees and Fees paid for the particular Service that was not performed as required pursuant to this Agreement. Such Credits will be in addition to any Damages for which Fiserv may be liable to Northern Trust pursuant to Section 31.1.

     31.4 Northern Trust Credits. In the event Northern Trust provides the Northern Trust Retained Services in such a way that it adversely affects Fiserv's ability to perform the Services, fails to provide Northern Trust Retained Services at Retained Responsibilities Service Levels or fails to provide Fiserv Acquired Services at Acquired Services Service Levels, the Management Committee will determine the amount of charges to be incurred by Northern Trust and payable to Fiserv as additional Fees ("Northern Trust Credits") in the month in which such Northern Trust Credits were incurred. (Fiserv Credits and Northern Trust Credits collectively, "Credits"). In determining such Northern Trust Credits, consideration must be given to the impact on Fiserv of such failure, the severity of such failure (including the dollar value, volume effect, duration, and number of customers affected by such failure), and such other measures as may be relevant under the circumstances. The amount of such Credits shall be a percentage of Fiserv's incremental costs (other than those paid as damages pursuant to Section 31.1) as a result of Northern Trust not performing the particular Northern Trust Retained Service as required pursuant to this Agreement. Such Credits will be in addition to any damages for which Northern Trust may be liable to Fiserv pursuant to Section 31.1.

     31.5 Exclusions.  The limitations or exculpations of liability set forth in
Section 31.1 and Section 31.2 are not applicable to (1) the failure of either party to make payments or issue Credits; (2) a breach of Article 22; or (3) liability resulting from a party's bad faith, gross negligence, or willful misconduct.

     31.6 Acknowledgment. Fiserv acknowledges that Fiserv Credits, and Northern Trust acknowledges that termination fees set forth in Article 26 and Northern Trust Credits, are each liquidated damages for loss of the bargain, are not a penalty, and are a reasonable approximation of Northern Trust's and Fiserv's liquidated damages under the circumstances as can best be determined as of the Effective Date. Northern Trust and Fiserv each acknowledge that the limitations and exclusions contained in this Article 31 are the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to Northern Trust and Fiserv associated with their respective obligations under the Agreement.


ARTICLE 32.  MISCELLANEOUS.

     32.1 Assignment and Subcontractors. Fiserv shall not, without Northern Trust's consent, assign this Agreement or any amounts payable pursuant to this Agreement. Northern Trust agrees that Fiserv may subcontract any Services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions. Northern Trust's consent to any assignment or subcontracting shall not relieve Fiserv of any of its obligations whatsoever under this Agreement. This Agreement shall be binding on the parties and their respective successors and permitted assigns. Any assignment in contravention of this Section 32.1 shall be void.

     32.2 Notices. All notices, requests, approvals, consents, and other communications required or permitted under this Agreement shall be in writing and shall be sent by telecopy to the telecopy number specified below and the party sending such notice shall telephone to confirm receipt. A copy of any such notice shall also be sent by registered express mail or courier with capacity to verify receipt of delivery on the date such notice is transmitted by telecopy to the address specified below:

     In the case of Fiserv:

          Mr. Kenneth R. Jensen
          Chief Financial Officer
          Fiserv Solutions, Inc.
          255 Fiserv Drive
          Brookfield, WI  53045
          Telecopy No.: 414-879-5245

     With a copy to:

          Charles W. Sprague, Esq.
          General Counsel
          Fiserv, Inc.
          255 Fiserv Drive
          Brookfield, WI  53045
          Telecopy No.:  414-879-5532

     In the case of Northern Trust:

          John Van Pelt
          Vice President
          The Northern Trust Company
          50 South LaSalle Street
          Chicago, Illinois 60675
          Telecopy No.: (312)

     With a copy to:

          James I. Kaplan, Esq.
          Associate General Counsel
          The Northern Trust Company
          50 South LaSalle Street, M-9
          Chicago, Illinois  60675
          Telecopy No.: (312) 444-4134
          Telecopy No.:

Either party may change its address or telecopy number for notification purposes by giving the other party notice of the new address or telecopy number and the date upon which it will become effective.

     32.3 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

     32.4 Headings. The Article and Section headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

     32.5 Relationship. Except as otherwise provided in this Agreement, Fiserv's performance of its duties and obligations under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall create or imply an agency relationship between Fiserv and Northern Trust, nor shall this Agreement be deemed to constitute a joint venture or partnership between the parties. The parties agree that they will file all Federal, state, and local income tax returns in a manner consistent with the fact the parties are not partners in a partnership for income tax purposes.

     32.6 Consents, Approval, and Requests. Except as specifically set forth in this Agreement, all consents, approvals, acceptance, or similar actions to be given by either party under this Agreement shall not be unreasonably withheld or delayed and each party

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

shall make only reasonable requests under this Agreement.

     32.7 Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

     32.8 Waiver. Either party's failure to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

     32.9 Publicity. Each party shall submit to the other all advertising, written sales promotion, press releases, and other publicity matters relating to this Agreement in which the other party's name or mark is mentioned or language from which the connection of said name or mark may be inferred or implied, and shall not publish or use such advertising, sales promotion, press releases, or publicity matter without the other party's approval. Whenever required by reason of legal, accounting, or regulatory requirements, a party may disclose all or any part of this Agreement following reasonable notice to the other party, and after satisfying all reasonable means for masking, deleting, or otherwise protecting all or portions of this Agreement. Notwithstanding the foregoing, each party may disclose the existence and general relationship by this Agreement but not the terms and conditions of this Agreement.

     32.10 Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized party representative against which such amendment, change, waiver, or discharge is sought to be enforced. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein.

     32.11 Interpretation of Documents. In the event of a conflict between this Agreement and any New Services schedule, the terms of such New Services Schedule shall prevail.

     32.12 Governing Law. This Agreement shall be governed by the substantive laws of the State of Illinois, without reference to provisions relating to conflict of laws.

     32.13 Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

     32.14 Third Party Beneficiaries. Each party intends that this Agreement shall

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not benefit or create any right or cause of action in or on behalf of any person or entity other than Northern Trust and Fiserv.

     32.15 Covenant of Further Assurances. Northern Trust and Fiserv each agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, Northern Trust and Fiserv each shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement and to establish or confirm Northern Trust's or Fiserv's ownership of Developed Software.

     32.16 Interpretation of Certain Terms. All usage of the word "including" or the phrase "e.g.," in this Agreement shall mean "including, without limitation," throughout this Agreement.

     32.17 Insurance. During the Term, Fiserv shall maintain at its sole expense the following insurance with financially sound and reputable insurers. Within a reasonable period of time after the Conversion Period, and annually thereafter, Northern Trust and Fiserv shall review the amounts of insurance coverage required pursuant to this Agreement. Consideration shall be given to Fiserv's performance and changes of volume, dollar value, mix of Services, and processing risks (based on the use of such technology), in determining whether recalibration of coverage is required.

     (1) Insurance covering all risks of loss or damage to any checks and other items and data (including Reconstruction Costs) from any cause while in Fiserv's or Fiserv Agents' possession in an amount not less than $5 million per occurrence. For the purposes hereof, "Reconstruction Costs" includes actual market value of lost, damaged, or destroyed Securities at the close of business on the business day immediately preceding the day on which the loss is discovered, or for more than the actual cost of replacing Securities, whichever is less, plus the cost to post any required Lost Instrument Bonds. Such costs shall be paid by Fiserv's insurance carrier. Valuation shall also include the cost of blank books, pages, tapes, or other blank materials to replace lost or damaged books of account or other records; the actual cash value at time of loss of other lost, damaged, or destroyed property or for more than the actual cost of repairing or replacing the property with property of similar quality and value, whichever is less. For purposes hereof, "Securities" means all negotiable and non-negotiable instruments or contracts representing either money or other property, including Northern Trust Data, revenue, and other stamps in current use, tokens and tickets, but not including money.

     (2) Worker's Compensation Insurance as mandated or allowed by the laws of the state in which the services are being performed, including at least $500,000 coverage for Employer's Liability.

     (3) Commercial General Liability Insurance in an amount not less than $1 million

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per occurrence for claims arising out of bodily injury and property damage, personal injury, and Broad Form Contractual Liability Insurance to insure against any liability arising out of this Agreement.

     (4) Automobile Liability and Property Damage insurance on vehicles, if any, used to transport Northern Trust Data or other items in an amount not less than $1 million per occurrence for bodily injury and property damage, including vehicles for hire coverage.

     (5) Commercial Crime Insurance, including fidelity, transit, and premises, in an amount not less than $5 million per occurrence, which shall respond to any loss involving Northern Trust Data under Fiserv's care, custody, and control.

     (6) Errors and Omissions/Professional Liability Insurance in an amount not less than $5 million per occurrence, which shall include coverage for claims for loss or liability to third parties (including customers of Northern Trust) arising out of Fiserv's performance of, or failure to perform, its obligation to Northern Trust under this Agreement.

     Simultaneously with Fiserv's execution of this Agreement and annually thereafter Fiserv shall deliver to Northern Trust original certificates issued by the insurers evidencing the coverage required by this Section 32.17. Each certificate must unequivocally specify that at least 60 days' notice shall be given to Northern Trust in the event of any material change or cancellation of coverage for any reason.

     32.18 Marketing Assistance. Fiserv shall assist Northern Trust in marketing the Services to potential clients. Northern Trust will contact the Fiserv Project Manager to assist Northern Trust in retaining existing clients and assisting in new business development, including working with designated Northern Trust employees to respond to Request for Proposals, develop marketing materials and standard proposal documentation. Fiserv will respond to all client or prospect proposals within 5 business days of a Northern Trust request, with either the requested materials or a plan to provide such materials within a reasonable time period. Fiserv, at the request of Northern Trust, will attend client and prospect meetings to make presentations on Fiserv capabilities. Northern Trust will contact the Fiserv Project Manager to make available Fiserv conducted tours of its facilities during normal business hours.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Northern Trust:                      For Fiserv:

THE NORTHERN TRUST COMPANY               FISERV SOLUTIONS, INC.

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By:                                          By:
    ------------------------------               ----------------------------
Name:  James J. Mitchell                 Name:  Leslie M. Muma
Title:  Executive Vice President         Title:  President
Date:  October 20, 1998                  Date:  October 20, 1998

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